As filed with the Securities and Exchange Commission on December 22, 2005
                         Registration Number 333-129074


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 Amendment No. 1
                                       to


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 OPTIGENEX INC.
                 (Name of Small Business Issuer in its Charter)

            Delaware                            2833                        20-1678933
(State or other jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)      Classification Code Number)       Identification No.)

                         750 Lexington Avenue, 6th Floor
                            New York, New York 10022
                                 (212) 905-0189
          (Address and telephone number of principal executive offices)

                                 Anthony Bonelli
                      President and Chief Executive Officer
                                 Optigenex, Inc.
                         750 Lexington Avenue, 6th Floor
                            New York, New York 10022
                                 (212) 905-0189
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                            Louis A. Brilleman, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Floor
                            New York, New York 10018
                               Tel: (212) 930-9700
                               Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------------
                                                   Proposed Maximum
Title of Each Class of          Amount To Be    Offering Price Per Share       Proposed Maximum       Amount of Registration
Securities to be Registered      Registered               (1)             Aggregate Offering Price             Fee
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value           5,166,667             $0.68                      $3,513,333                $413.50
$0.001(2)
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value           625,000               $0.68                      $425,000                  $50.03
$0.001(3)
----------------------------------------------------------------------------------------------------------------------------
Total                             5,791,667                                        $ 3,938,333               $463.53(4)
----------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low price per share of the Registrant's Common Stock on the Over the Counter Bulletin Board as of October 12, 2005 was $0.68 per share.


(2) Represents shares issuable upon conversion of secured convertible notes. In accordance with the terms of the callable secured convertible note, the number of shares included herein was determined assuming: (i) conversion of the entire $4,000,000 principal amount under the callable secured convertible note plus accrued interest at the annual rate of 8% until maturity, or three years from the date of issuance, and (ii) a conversion price of $1.92, representing 60% of the average of the lowest three trading prices for the common stock during the twenty trading day period ending one trading day prior to the closing date of the sale of the callable secured convertible notes. Pursuant to a registration rights agreement, the resulting number of shares was multiplied by two.


(3) Represents shares issuable upon exercise of warrants.


(4) Previously paid.


The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS


                 Subject to Completion, Dated December 22, 2005


                                 OPTIGENEX INC.


                        5,791,667 Shares of Common Stock

      This prospectus relates to the resale by the selling stockholders of up to 5,791,667 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

      The total number of shares sold herewith consists of the following shares to be issued to the selling stockholders: (i) up to 5,166,667 shares issuable upon conversion of convertible notes, and (ii) 625,000 shares issuable upon the exercise of warrants. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the exercise, if any, of warrants to purchase 625,000 shares of common stock. All costs associated with this registration will be borne by us.


      Our common stock currently trades on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "OPGX.OB."


      On December 16, 2005, the last reported sale price for our common stock on the OTC Bulletin Board was $0.40 per share.

            Investing in these securities involves significant risks.
                     See "Risk Factors" beginning on page 3.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is ________, 2005

                                TABLE OF CONTENTS

                                                                            Page


Prospectus Summary ........................................................    1
Risk Factors ..............................................................    3
Forward Looking Statements ................................................   10
Use of Proceeds ...........................................................   11
Management's Discussion and Analysis or Plan of Operation .................   12
Business ..................................................................   22
Legal Proceedings .........................................................   27
Description of Property ...................................................   27
Directors and Executive Officers ..........................................   28
Executive Compensation ....................................................   31
Security Ownership of Certain Beneficial Owners and Management ............   34
Market for Common Equity and Related Stockholder Matters ..................   35
Selling Stockholders ......................................................   36
Certain Relationships and Related Transactions ............................   37
Description of Securities .................................................   38
Plan of Distribution ......................................................   39
Legal Matters .............................................................   40
Experts ...................................................................   40
Where You Can Find More Information .......................................   41
Disclosure of Commission Position on Indemnification
for Securities Act Liabilities ............................................   41
Index to Consolidated Financial Statements ................................  F-1


You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. Optigenex Inc. is referred to throughout this prospectus as "Optigenex," "we" or "us."

General


Optigenex develops and markets proprietary products that are designed to counter the negative effects of aging by supporting the body's natural ability to repair and maintain its DNA. Our patented compound AC-11 is a bioactive form of the medicinal herb known as Uncaria tomentosa which is indigenous to the Amazon rainforest and other tropical areas of South and Central America. AC-11 is manufactured for us by the Centroflora Group of Sao Paulo, Brazil, using a patented process that we own which delivers a standardized, water soluble extract. This manufacturing takes place in a facility utilizing manufacturing equipment that we own. This facility complies with worldwide, voluntary standards for quality management.

In the third quarter of 2005, we commenced development of a line of personal care products which consist of two skin creams (day and night) and a topical eye cream. These products each contain AC-11 as an ingredient. We will be marketing these products directly to the consumer through a celebrity endorsed television infomercial. We also expect to sell these products through our Internet website. We began production of this infomercial in October 2005 and expect that it will be completed in January 2006. We will begin airing the infomercial in certain test markets in the first quarter of 2006. We will require significant capital expenditures to launch and maintain this new line of business.

For the fiscal years ended December 31, 2004 and 2003, we had net losses of $5,793,161 and $2,627,342, respectively. At September 30, 2005, we had an accumulated deficit of $12,170,986 and we incurred a net loss of $3,599,502 for the nine month period then ended. Since we have suffered recurring losses from operations, our auditors in their report on our financials for the fiscal year ended December 31, 2004, have expressed substantial doubt about our ability to continue as a going concern.


Recent Developments


On August 31, 2005, we entered into a securities purchase agreement with four investment funds for the sale in three installments of an aggregate of $4,000,000 in secured convertible notes (the "Notes") and five-year warrants (the "Warrants") to purchase 625,000 shares of our common stock at $4.50 per share. We received the first installment of $1,300,000 and issued warrants to purchase an aggregate of 203,124 shares of our common stock on August 31, 2005. Additional funds in the amount of $1,350,000 were advanced on October 19, 2005 and we issued warrants to purchase an aggregate of 210,938 shares of our common stock. The balance of $1,350,000 will be advanced upon effectiveness of the registration statement of which this prospectus forms a part. We will issue warrants to purchase 210,938 shares of our common stock as part of the third installment. The Notes bear interest at 8%, mature three years from the date of issuance, and are convertible into shares of our common stock at any time, at the investors' option, at the lower of $3.20, or 60% of the average of the three lowest intraday trading prices for the Common Stock on the Over-The-Counter Bulletin Board for the 20 trading days ending the day before the conversion date. We have the right to prepay the Notes under certain circumstances at a premium ranging from 25% to 50% depending on the timing of such prepayment. We have granted the investors a security interest in substantially all of our assets. We agreed to file the registration statement of which this prospectus forms a part for the purpose of registering the shares issuable upon conversion of the Notes and exercise of the Warrants. If the registration statement is not declared effective by December 29, 2005, we are required to pay to the investors liquidated damages in Common Stock or cash, at our election, in an amount equal to 2% of the outstanding principal amount of the Notes per month plus accrued and unpaid interest. The number of shares included in the registration statement was based on a stock price of $1.92, representing 60% of the average of the three lowest intraday trading prices for the Common Stock during the 20 trading days ending the day before August 31, 2005. If, as a result of the declining price of our common stock, we will be required to register additional shares, we will do so in a separate registration statement.


The investors may exercise the Warrants on a cashless basis if the shares underlying the Warrants are not then registered. In the event of a cashless exercise, we will not receive any proceeds. The investors have agreed to restrict their ability to convert their Notes or exercise their Warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

Our principal executive office is located at 750 Lexington Avenue, 6th Floor, New York, New York 10022 and our telephone number at that location is (212) 905-0189.

                                  This Offering


Shares offered by Selling
Stockholders......................  Up to 5,791,667 shares, consisting of
                                    5,166,667 shares issuable upon the
                                    conversion of secured convertible notes and up to 625,000 shares issuable upon the exercise of warrants

Common Stock to be outstanding
after the offering................  16,241,901*


Use of Proceeds...................  We will not receive any proceeds from the sale of the common stock hereunder. See "Use of Proceeds" for a complete description.

Risk Factors......................  The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 3

OTC Bulletin Board
Trading Symbol....................  OPGX.OB


* Based on the current issued and outstanding number of shares of 10,450,234 as of December 16, 2005, and assuming issuance of all shares registered herewith, the number of shares offered herewith represents approximately 36% of the total issued and outstanding shares of common stock.

                                  RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

Risks Related to Our Business

We have incurred significant losses to date and expect to continue to incur losses.


During the fiscal years ended December 31, 2004 and 2003 we incurred net losses of approximately $2,627,000 and $5,793,000, respectively. At September 30, 2005 we had an accumulated deficit of approximately $ 12,171,000 and we incurred a net loss of approximately $3,600,000 for the nine month period then ended. We expect to continue to incur losses for at least the next 12 months. Continuing losses will have an adverse impact on our cash flow and may impair our ability to raise additional capital required to continue and expand our operations.


Our auditors have issued a going concern opinion which may make it more difficult for us to raise capital.

Our auditors have included a going concern opinion on our financial statements because of concerns about our ability to continue as a going concern. These concerns arise from the fact that we have not generated sufficient cash flows to meet our obligations and sustain our operations. If we are unable to continue as a going concern, you could lose your entire investment in us.


If we are unable to obtain additional funding, we may have to reduce our business operations.

Although we have entered into securities purchase agreements providing for a $4 million financing of which, to date, we have received $2,700,000, we will likely be required to raise additional financing. Upon effectiveness of the registration statement of which this prospectus forms a part, we expect to receive another $1,300,000 in debt financing. We anticipate, based on currently proposed plans and assumptions relating to our ability to market and sell our products through the use of infomercials, that we will require approximately $4.0 million to satisfy our operations and capital requirements for the next 12 months. Therefore, if our marketing campaign is not successful in promoting sales of our products, we will be required to seek additional financing. We will also require additional financing to expand into other markets and further develop our products and services. We have no current arrangements with respect to any additional financing. Consequently, there can be no assurance that any additional financing will be available when needed, on commercially reasonable terms or at all. The inability to obtain additional capital may reduce our ability to continue to conduct business operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our marketing strategy of using infomercials may not be successful which would adversely affect our future revenues and the success of our business.

Our revenues and future depend on the successful marketing of our products. We intend to use infomercials as the primary medium to market our products and have started to produce an infomercial that we expect to test launch in discrete markets throughout the United States beginning in January 2006. To date, we have spent approximately $250,000 on the production of infomercials. During the next twelve months we expect to spend an additional $600,000 to launch our campaign. At September 30, 2005, we had cash of approximately $950,000. In October 2005 we received an additional $1,350,000 pursuant to a financing arrangement. Therefore, we have committed a significant portion of our financial resources to the success of our infomercial campaign. We cannot assure you that these infomercials will have the desired effect of interesting consumers in purchasing our products. Our infomercials and commercials may not generate sufficient income to continue to air them. If our marketing strategies fail to attract customers, our product sales will not produce future revenues sufficient to meet our operating expenses or fund our future operations. If this occurs, our business may fail and you may lose your entire investment.

Our existing products, and potential additional products, may, in certain instances, require additional research and development, possible regulatory approval and commitments of resources prior to commercialization which may adversely impact our revenues.

Our existing products, and any potential additional products that may be developed, may, in certain instances, require significant additional research and development, possible regulatory approval and commitments of resources prior to commercialization. There can be no assurance that any such potential products will be successfully developed or capable of being produced in commercial quantities at acceptable costs, or that any product will prove to be safe and effective in clinical trials or otherwise, or meet applicable regulatory standards. The need for additional research and development will raise our expenditures while negatively impacting our revenues.

The key ingredient in our product is grown and harvested only in specific areas of South America and processed at a single facility located in Brazil. Any interruption in the supply of this ingredient will have a negative impact on our operations.

AC-11 is created by refining and extracting certain ingredients of the Uncaria tomentosa vine. It is harvested in Peru and Brazil primarily by members of the Ashaninka Indian tribe who are the largest commercial source of these ingredients from Peru today. Factors such as political instability, environmental degradation and regulation may prevent the harvesting of Uncaria tomentosa or may limit its supply to levels which would not allow the continued commercial exploitation of the vine. Additionally, the equipment used to process the Uncaria tomentosa into usable product exists only in Brazil at the Centraflora plant located in Bocacatu Brazil. Instability within the Centraflora Company, political instability or regulatory/tax changes in Brazil may make it impossible to continue utilizing this one-of-a-kind processing facility and would bring production of our product to a stand still. We have no written agreement with Centraflora that guarantees supply when we order product at a fixed cost, if at all. We issue purchase orders to Centraflora of its nutritional supplement products on an as needed basis. We believe that we possess all the necessary diagrams and descriptions to recreate the processing facility elsewhere, and believe that Uncaria tomentosa can be cultivated in other parts of the world that enjoy a similar environment, but to date we have not taken steps to establish an alternate source for the raw material used to produce our products. Establishing alternative production facilities in a different location will be costly and take considerable time and effort. If we are unable to secure uninterrupted supplies for our products, we may be unable to generate revenues and you may lose your entire investment.

We intend to rely on third parties to sell our product and our inability to control these third parties may add uncertainty about the efficacy of their marketing efforts.

We market our Activar AC-11 through the Optigenex and iVillage websites. We sell our bulk ingredient to other companies that utilize it in the formulation of their proprietary products. We also intend to utilize additional third parties to assist in marketing, selling and/or distributing our products. These parties are independent and not under our control. We expect to enter into marketing and distribution agreements that will detail the obligations of these parties to market and sell our products. However, there can be no assurance that these parties will focus their attention on the sale of our products to the extent required to attain maximum results. If we do not effectively market our products through third parties, we will not generate significant revenues or profits.


Unless and until sales increase, we are not likely to receive favorable terms in either the acquisition of raw materials or the manufacture of our products.

Until we achieve sufficient sales volume across all our product lines, it is unlikely that we will obtain favorable payment terms from our vendors, and it is unlikely that we will be able to use factors for the financing of any receivables or inventory. Accordingly, we will be forced to use our cash resources to finance inventory and we will have to make certain assumptions about the level of inventory which we must maintain. If we do not correctly maintain inventory levels, we could be faced with either inadequate levels of product for new sales or, alternatively, levels of inventory which are too large; tying up critical cash and forcing a mark-down of prices for our products.


We may from time to time have to write off obsolete inventories resulting in higher expenses and consequently greater net losses.

We maintain high levels of inventories to meet our product needs. A change by us of our product mix could result in write-downs of our inventories. Write-downs and charges of this type will increase our net losses, and if experienced in the future, will make it more difficult for us to achieve profitability. The shelf life of our bulk extract is approximately three years date of processing. The majority of our bulk inventory expires in 2007. We are unable to predict the likelihood at this time of write-down related to our bulk inventory. Additionally, if new products are discontinued, we will be forced to write down our inventory as well as the related intellectual property to those products. In January 2006, after an evaluation of our infomercial test, we intend to decide on our product mix. We must also decide if the cost of repackaging Age Manager and Age Professional with upgraded packaging that includes changing the expiration date, provides sufficient benefits to the company. If we discontinue Age Manager and Age Manager Professional or decide not to repackage the production, we will incur an inventory write down charge of approximately $225,000 and an impairment charge of approximately $1,000,000 to the related intellectual property in the fourth quarter 2005.

Our limited operating history and recent change in marketing strategy make it difficult to evaluate our prospects.

We have a limited operating history on which to evaluate our business and prospects. We began selling our products to the general public in late 2003. However, we began to refocus our efforts during the third quarter of 2005 to our proprietary skin care and topical eye care products. We have experienced, and expect to continue to experience, variations in our net sales and operating results from quarter to quarter. We believe that the factors that influence this variability of quarterly results include the timing of our introduction of new product lines, the level of consumer acceptance of each product line, general economic and industry conditions that affect consumer spending and retailer purchasing orders, the timing of placement or cancellation of customer orders, chargebacks in excess of reserves and the timing of expenditures in anticipation of increased sales and actions of competitors. Accordingly, a comparison of our results of operations from period to period is not necessarily meaningful, and our results of operations for any period are not necessarily indicative of future performance.

There can be no assurance that our products will have the effects intended or will be safe when used as directed.


Many of the ingredients in our products are vitamins, minerals, botanicals and anti-oxidants and other substances for which there are neither a large number of clinical studies relating to human consumption nor a long history of data supporting the value of their consumption. In addition, although we believe that all of our products are safe when taken as directed, there is limited experience with the use of certain of the product ingredients in concentrated form. Accordingly, no assurance can be given that our products, even when used as directed, will have the effects intended or be safe. If our products are less effective than we anticipate, we may lose sales and revenues. In addition, to the extent that any of these products are deemed to be unsafe, they may expose us to potential liability for damages suffered as a result of the use of these products.


Our success will depend on consumer perception of us and our products and services.


We are highly dependent upon consumers' perception of the safety and quality of its products and services as well as similar products and services distributed by other companies. Consumer perception, particularly in the health and nutritional supplement markets, is difficult to protect. As a result, we could fail to establish a market for our products if any of our products or services or any similar products or services distributed by other companies should prove, or be asserted to be, harmful to consumers. In addition, because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from consumers' failure to consume products as suggested or other misuse or abuse of our products or any similar products distributed by other companies could have a material adverse effect on the results of our operations and financial condition.

Our inability to control outside suppliers and independent contractors may make it more difficult to conduct our business in a way that we deem most efficient.

We rely and intend to continue to rely upon independent contractors to perform a number of tasks on our behalf, including product production and order fulfillment services, advertising and marketing, and manufacturing. We currently utilize the services of one product manufacturer, Centraflora Company located in Brazil, but we do not have an agreement with this manufacturer. Our inability to maintain those relationships or identify and enter into a relationship with other third-party contractors, our manufacturers' inability to manufacture our products in the quantity and the time frames required by us or to our perfections, or a disruption of our relationship with any such third-party contractors could cause a slow down in the manufacture of our products which may adversely affect our results of operations. Moreover, we are vulnerable to changes in product and service quality and pricing by these outside resources, as well as their ability to satisfy any recalls or other regulatory difficulties experienced by such suppliers. Our future success will depend in part upon our ability to select, enter into and maintain favorable product and marketing supplier arrangements with quality suppliers.

Our operations are subject to governmental regulations, which are costly to comply with and which may change in a manner that adversely affects our business.

The manufacturing, processing, formulation, packaging, labeling and advertising of nutritional products are subject to regulation by one or more federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. These activities are also regulated by various agencies of the states and localities. We may incur significant costs in complying with these regulations. In the event we cannot comply with government regulations affecting our business and products, we may be forced to curtail or cease our business operations.

Our activities may also be subject to regulation by various governmental agencies for the states and localities in which our products are manufactured, distributed or sold, and may be regulated by governmental agencies in certain countries outside the United States in which our products may be distributed and sold. Regulation of dietary supplements by the FDA and FTC is primarily concerned with product safety and claims that refer to a product's ability to treat or prevent disease or other adverse health conditions.

As dietary supplements, our products are subject to regulation by the FDA under the Dietary Supplemental Health and Eduction Act ("DSHEA"). The DSHEA (i) defines dietary supplements, (ii) permits "structure/function" statements under certain conditions and (iii) permits, under certain conditions, the use of published literature in connection with the sale of herbal products. Dietary supplements do not require approval by the FDA prior to marketing but are nevertheless subject to various regulatory requirements concerning their composition, permissible claims (including substantiation of any claims), manufacturing procedures and other elements. DSHEA prohibits marketing dietary supplements through claims for, or with intended uses in, the treatment or prevention of diseases. There can be no assurance that our dietary supplement products can be identified and differentiated from competing products sufficiently enough on the basis of permissible claims regarding composition to compete successfully.

Although we believe that we are in compliance with applicable statutes, there can be no assurance that, should the FDA amend its guidelines or impose more stringent interpretations of current laws or regulations, we would be able to comply with these new guidelines. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can it predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. These regulations could, however, require the reformation of certain products to meet new standards, market withdrawal or discontinuation of certain products not able to be reformulated, imposition of additional record keeping requirements, expanded documentation regarding the properties of certain products, expanded or different labeling and/or additional scientific substantiation.

Federal agencies have a variety of available remedies, including initiating investigations, issuing warning letters and cease and desist orders, requiring corrective labels or advertising, requiring consumer redress (for example, requiring that a company offer to repurchase products previously sold to consumers), seeking injunctive relief or product seizure and imposing civil penalties or commencing criminal prosecution. In addition, certain state agencies have similar authority, as well as the authority to prohibit or restrict the manufacture or sale of products within their jurisdiction. There can be no assurance that the regulatory environment in which we operate and intends to operate will not change or that such regulatory environment, or any specific action taken against us, will not result in a material adverse effect on our business, financial condition or results of operations. In addition, we may incur significant costs in complying with government regulations, defending claims of non-compliance or both. Moreover, there can be no assurance that new legislation or regulation, including changes to existing laws or regulations, will not materially adversely affect our business, financial condition and results of operations.

The manufacture and sale of our products may result in product liability claims and our liability insurance may not be adequate.

Like other retailers, distributors and manufacturers of products that are designed to be ingested or applied to the hair or skin, we face a risk of exposure to product liability claims in the event that the use of its products results in injury. Such claims may include, among others, that its products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. We maintain $5,000,000 product liability insurance with a $5,000 deductible. Our insurance program includes property, casualty, comprehensive general liability and products liability coverage. Management believes that our insurance coverage is adequate. The testing, marketing and sale of health care products entail an inherent risk of product liability. There can be no assurance that product liability claims, relating to dietary supplement products, will not be asserted against us or our collaborators or licensees. There can be no assurance that we will be able to maintain such product liability insurance pursuant to assignments from its various manufacturers and suppliers, or obtain additional insurance, during clinical trials or upon commercialization of any product, on acceptable terms, or at all, or that such insurance will provide adequate coverage against any potential dietary supplement claims. It is likely that our insurance premiums will substantially increase as we expand our commercial operations and expand clinical studies. There can be no assurance that insurance will continue to be available at a reasonable cost, or, if available, will be adequate to cover any claims. In the event that we do not have adequate insurance, product liability claims relating to our products, whether or not they have merit, could have a material adverse effect on our operations and financial condition.


Our success depends on our ability to attract and retain qualified personnel.

If we lose our key employee, Anthony Bonelli, or are unable to attract or retain qualified personnel, our business could suffer. Our success is highly dependent on our ability to attract and retain qualified scientific and management personnel. We are highly dependent on our management, in particular, Anthony Bonelli, our President and Chief Executive Officer, who is critical to the development of our technologies and business. Mr. Bonelli's employment agreement expires in February 2006 and we are currently in negotiations with him to extend his agreement. There can be no assurance that we will be successful in these negotiations. The loss of his services could have a material adverse effect on our operations. If we were to lose this individual, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies. We do not have key man life insurance in place for any person working for us.


If we are unable to compete effectively with existing or new competitors, our existing business will decline and our anticipated business plan will not be successfully implemented.


We believe the market for nutritional products is continually evolving, and is highly dependent upon changes in the demographic and social trends that have resulted in tremendous growth for the nutrition industry in the past few years. We will encounter aggressive competition from numerous competitors, many of whom have significantly greater financial resources than we do, including large publicly traded companies such as NBTY, Herbalife, Perrigo and Nature's Sunshine Products. There are numerous small companies which market herbal, nutritional and other homeopathic therapies, supplements and remedies. We believe that our ability to compete will depend upon our ability to react quickly to expected and perceived customer requirements and desires, and maintain relationships with its existing strategic partners and identify and reach agreements with new partners. However, there can be no assurance that our assessment of the market place is correct, or that its products will be accepted now or in the future.

If we are unable to provide adequate protection for our intellectual property or fail to prevent infringement of intellectual property owned by others, we may suffer financially.

We may not be able to adequately protect our intellectual property rights and may infringe upon the intellectual property rights of others. We intend to pursue registrations for all of the trademarks associated with our key age management products. We will rely on common law trademark rights to protect our unregistered trademarks as well as our trade dress rights. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. We intend to register our trademarks in certain foreign jurisdictions. However, the protection available, if any, in such jurisdictions may not be as extensive as the protection available to the company in the United States.


We license from Dr. Giampapa the use of certain of his patents, and purchased certain patents from CampaMed LLC and/or certain of its affiliates. To the extent that any of these patents are not protected, or we otherwise do not have or properly protect patents on our products and processes, another company may replicate one or more of our products or processes.

Although we will seek to ensure that we do not infringe the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us. Defending against such claims, even if they are without merit, can be extremely costly and the assertion of such claims can have a material adverse effect on us.

Our business has developed through acquisitions and we intend to continue to grow through acquisitions as well as through internal growth, a strategy that may prove difficult to implement.

Optigenex was formed primarily to complete the Giampapa Acquisition as discussed in the Management's Discussion and Analysis or Plan of Operations found elsewhere in this prospectus. All of our assets and thus our business have been acquired through the Giampapa Acquisition and the subsequent acquisition of assets from CampaMed LLC. In addition, we anticipate that we will expand our business through other acquisitions. These acquisitions may involve payments of cash or the issuance of additional securities. We may not have sufficient capital resources to pursue this growth strategy. Also, we may not be able to successfully identify or complete suitable acquisitions and any entities or assets acquired by us may not work out as expected and may not contribute significant revenues. Moreover, although certain of its officers have extensive transactional experience, we have no experience in acquiring businesses and assets and we have not yet demonstrated the ability to manage any acquired business or assets successfully. We may also face increased competition for acquisition opportunities, which may inhibit its ability to complete suitable acquisitions on favorable terms.


We are authorized to issue "blank check" preferred stock which, if issued without stockholders approval, may adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of our stockholders. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for the Optigenex and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any shares of its preferred stock in order to discourage or delay a change of control. However, there can be no assurance that preferred stock will not be issued at some time in the future.

The availability of a large number of authorized but unissued shares of common stock may, upon their issuance, lead to dilution of existing stockholders.

We are authorized to issue 100,000,000 shares of common stock, of which as of December 16, 2005, 10,450,234 shares are issued and outstanding. In connection with the financing arrangement that we entered into in August 2005, we also have outstanding callable secured convertible notes or an obligation to issue callable secured convertible notes that may be converted into an estimated 10,000,000 shares of common stock at current market prices, and outstanding warrants or an obligation to issue warrants to purchase 625,000 shares of common stock. Assuming conversion and exercise of these instruments, we will be left with more than 78,000,000 authorized shares that remain unissued. These shares may be issued by our Board of Directors without further stockholder approval. The issuance of large numbers of shares, possibly at below market prices, is likely to result in substantial dilution to the interests of other stockholders. In addition, issuances of large numbers of shares may adversely affect the market price of our common stock.


Risks Relating to Our Current Financing Arrangement:

There are a large number of shares underlying our convertible notes and warrants that are being registered in this prospectus and the sale of these shares may depress the market price of our common stock and cause dilution to our existing stockholders.

As of December 16, 2005, we had 10,450,234 shares of common stock issued and outstanding. In connection with the financing arrangement that we entered into in August 2005, we also have outstanding callable secured convertible notes or an obligation to issue callable secured convertible notes that may be converted into an estimated 10,000,000 shares of common stock at current market prices, and outstanding warrants or an obligation to issue warrants to purchase 625,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding callable secured convertible notes may increase if the market price of our stock declines. Upon effectiveness of the registration statement of which this prospectus forms a part, all of the shares, including all of the shares issuable upon conversion of the notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The variable price feature of our convertible notes could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders. The number of shares we will be required to issue upon conversion of the notes will increase if the market price of our stock decreases. The following is an example of the amount of shares of our common stock issuable upon conversion of the entire $4,000,000 principal amount in convertible notes, plus accrued interest at 8% per annum over three years, based on market prices assumed to be 25%, 50% and 75% below the closing bid price on December 16, 2005 of $0.40:

---------------------------------------------------------------------------------------------------
% BELOW MARKET        PRICE PER SHARE      WITH 40% DISCOUNT     NUMBER OF SHARES       PERCENTAGE*
---------------------------------------------------------------------------------------------------
25%                   $ 0.30               $ 0.18                 27,555,555            72.5%
---------------------------------------------------------------------------------------------------
50%                   $ 0.20               $ 0.12                 41,333,333            79.8%
---------------------------------------------------------------------------------------------------
75%                   $ 0.10               $ 0.06                 82,666,666            88.8%
---------------------------------------------------------------------------------------------------

* Based upon 10,450,234 shares of common stock outstanding as of December 16, 2005. The convertible notes contain provisions that limit the stockownership of the holders of those notes to 4.99%. Nevertheless, the percentages set forth in the table reflect the percentage of shares that may be issued to the holders in the aggregate.


As illustrated, the number of shares of common stock issuable in connection with the conversion of the convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The large number of shares issuable upon conversion of the convertible notes may result in a change of control.

As there is no limit on the number of shares that may be issued under the convertible notes, these issuances may result in the purchasers of the notes controlling us. It may be able to exert substantial influence over all matters submitted to a vote of the shareholders, including the election and removal of directors, amendments to our articles of incorporation and by-laws, and the approval of a merger, consolidation or sale of all or substantially all of our assets. In addition, this concentration of ownership could inhibit the management of our business and affairs and have the effect of delaying, deferring or preventing a change in control or impeding a merger, consolidation, takeover or other business combination which our shareholder, may view favorably.

The lower the stock price, the greater the number of shares issuable under the convertible notes.

The number of shares issuable upon conversion of the convertible notes is determined by the market price of our common stock prevailing at the time of each conversion. The lower the market price, the greater the number of shares issuable under the agreement. Upon issuance of the shares, to the extent that holders of those shares will attempt to sell the shares into the market, these sales may further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the agreement. This may lead to an escalation of lower market prices and ever greater numbers of shares to be issued. A larger number of shares issuable at a discount to a continuously declining stock price will expose our stockholders to greater dilution and a reduction of the value of their investment.

The issuance of our stock upon conversion of the convertible notes could encourage short sales by third parties, which could contribute to the future decline of our stock price and materially dilute existing stockholders' equity and voting rights.

The convertible notes have the potential to cause significant downward pressure on the price of our common stock. This is particularly the case if the shares issued upon conversion and placed into the market exceed the market's ability to absorb the increased number of shares of stock. Such an event could place further downward pressure on the price of our common stock. The opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable upon conversion of the convertible notes will increase, which will materially dilute existing stockholders' equity and voting rights.


If we are required for any reason to repay our outstanding secured convertible notes, we would be required to deplete our working capital, if available, or raise additional funds. Our failure to repay the secured convertible notes, if required, could result in legal action against us, which could require the sale of substantial assets.

In August 2005, we entered into a Securities Purchase Agreement for the sale of an aggregate of $4,000,000 principal amount of secured convertible notes. The secured convertible notes are due and payable, with 8% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. Although we currently have $2,650,000 secured convertible notes outstanding, the investors are obligated to purchase additional secured convertible notes in the amount of $1,350,000. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, or our failure to timely file a registration statement or have such registration statement declared effective, could require the early repayment of the secured convertible notes, including a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured with the specified grace period. We anticipate that the full amount of the secured convertible notes will be converted into shares of our common stock, in accordance with the terms of the secured convertible notes. If we were required to repay the secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

We are obligated to pay liquidated damages as a result of our failure to have this registration statement declared effective prior to December 29, 2005, and the payment of liquidated damages will either result in depleting our working capital or issuance of shares of common stock which would cause dilution to our existing shareholders.

Pursuant to the terms of our registration rights agreement entered into in connection with our securities purchase agreement dated August 31, 2005, if we do not have a registration statement registering the shares underlying the secured convertible notes and warrants declared effective on or before December 29, 2005, we are obligated to pay liquidated damages in the amount of 2.0% per month of the face amount of the issued and outstanding secured convertible notes outstanding, which equals $53,000, until the registration statement is declared effective. At our option, these liquidated damages can be paid in cash or restricted shares of our common stock. If we decide to pay the liquidated damages in cash, we would be required to use our limited working capital and potentially raise additional funds. If we decide to pay the liquidated damages in shares of common stock, the number of shares issued would depend on our stock price at the time that payment is due. The issuance of shares upon payment of liquidated damages will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.


The following risks relate principally to our common stock and its market value:

There is a limited market for our common stock which may make it more difficult for you to dispose of your stock.


Our common stock has been quoted on the OTC Bulletin Board under the symbol "OPGX.OB" since April 15, 2005. There is a limited trading market for our common stock. For example, more than half of the trading days during November 2005 saw no trading in our stock at all. During that same period, the largest number of shares traded in one day was 24,500. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.


Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

      o technological innovations or new products and services by us or our competitors;
      o     additions or departures of key personnel;
      o     sales of our common stock
      o our ability to integrate operations, technology, products and services;
      o     our ability to execute our business plan;
      o     operating results below expectations;
      o     loss of any strategic relationship;
      o     industry developments;
      o     economic and other external factors; and
      o     period-to-period fluctuations in our financial results.


Because we have a limited operating history with limited revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors. For example, since our common stock started trading on the OTC Bulletin Board on April 15, 2005, its closing prices have been as high as $5.50 and as low as $0.40.


In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our common stock is deemed to be penny stock with a limited trading market.


Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Penny stocks sold in violation of the applicable rules may entitle the buyer of the stock to rescind the sale and receive a full refund from the broker.


Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

                           FORWARD-LOOKING STATEMENTS

Our representatives and we may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a) volatility or decline of our stock price;

(b) potential fluctuation in quarterly results;

(c) our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e) inadequate capital to continue business;

(f) changes in demand for our products and services;

(g) rapid and significant changes in markets;

(h) litigation with or legal claims and allegations by outside parties;

(i) insufficient revenues to cover operating costs.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds from the exercise, if any, of the warrants owned by the selling stockholders.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our condensed consolidated financial statements and notes to those statements. In addition to historical information, the following discussion and other parts of this quarterly report contain forward-looking information that involves risks and uncertainties.


Overview

We are in the business of developing and marketing proprietary products that are designed to counter the negative effects of aging. We began selling three oral nutritional supplement products in the fourth quarter of 2003. We sell our products direct to the consumer primarily through our Internet website www.AC-11.com. Our products are also sold through iVillage, a leading women's healthcare Internet portal. We do not sell our products through traditional retail or wholesale outlets. The key ingredient in each of our products is our patented compound AC-11, which is derived from the medicinal herb known as Uncaria tomentosa. AC-11 is manufactured for us in Brazil by the Centroflora Group utilizing a patented process and equipment that we own. Our nutritional supplements are manufactured in New Jersey by a third party manufacturer. We also sell AC-11 as a bulk ingredient to other companies in the nutritional supplement and cosmeceutical industries which in turn utilize it in the formulation of their own proprietary products.

Our leading oral nutritional supplement product is Activar AC-11, a once daily capsule containing 350 mg of AC-11. We also sell Activar Age Manager and Activar Age Manager Professional. Both of these products contain AC-11 in combination with selected vitamins, minerals, herbs and other nutrients. In January 2005, we reduced the selling price of Activar AC-11 from $49.99 to $29.99 in order to make it more competitive with other nutritional supplements. In July 2005, we reformulated Activar AC-11 into a once daily capsule with a suggested retail price of $29.95 for a one month supply. Throughout 2005, we reduced the prices of Age Manager and Age Manager Professional over 80% in order accelerate the sales of dated packaging. As a result of these reductions in price, net sales of our nutritional supplement products decreased approximately 51% for the first nine months of 2005 compared to the first nine months of 2004. We currently have no plans to reduce the selling price of Activar AC-11 other than through normal quantity purchase discounts. To increase consumer awareness of the benefits of Activar AC-11, we will be advertising in various magazines such as Glamour, Self and Allure in the first quarter of 2006.

Net sales of bulk AC-11 decreased approximately 28% for the first nine months of 2005 compared to the first nine months of 2004. We are highly dependent on a small base of customers that purchase AC-11 for use as an ingredient in their own proprietary products. As such, these customers may purchase AC-11 only when required to do so in connection with their manufacturing schedule. We continue to market AC-11 to numerous companies in the personal care, cosmeceutical and nutritional supplement industries.

In the third quarter of 2005, we commenced development of a line of personal care products, which consist of two skin creams (day and night) and a topical eye cream. These products each contain AC-11 as an ingredient. These products are designed to repair damage to the skin caused by exposure to ultraviolet rays, enhance skin elasticity, reduce wrinkles and other visible signs of aging. These products are intended to appeal to a targeted demographic audience which includes women ages 30 and over. We will be marketing these products directly to the consumer through a celebrity endorsed television infomercial. We also expect to sell these products through our Internet website. We began production of this infomercial in October 2005 and we expect that it will be completed in January 2006. We will begin airing the infomercial in certain test markets in the first quarter of 2006. We will require significant capital expenditures to launch and maintain this new line of business in 2006 for (i) the build-up of the initial inventory of the skin and eye creams and; (ii) purchasing television media time for the airing of the infomercial. We have estimated that the total costs related to this new product launch to be approximately $850,000.

In January 2006, after an evaluation of our infomercial test, we intend to decide on our product mix. Additionally, we must determine if the cost of repackaging Age Manager and Age Professional with upgraded packaging that includes changing the expiration date, provides sufficient benefits to the Company. If we discontinue Age Manager and Age Manager Professional or decide not to repackage our existing inventories of these products, we will incur an inventory write down of approximately $225,000 in the fourth quarter 2005.

Future sales generated from the launch of our line of skin and eye creams will depend on numerous factors including the degree to which consumers' perceive that our products offer superior benefits compared to other more established brands. If the consumer does not believe that our products offer benefits commensurate with the purchase price, our sales may suffer. The extent to which we purchase media time that will accurately reach our targeted demographic audience will also have an effect on our sales.


Critical Accounting Policies and Estimates


The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, we evaluate our estimates, including those related to collection of accounts receivable, inventory obsolescence, sales returns and non-monetary transactions such as stock based compensation, impairment of intangible assets and beneficial conversion features related to convertible notes payable. We base our estimates on historical experience and on other assumptions that are believed to be reasonable under the circumstances. As the number of variables and assumptions affecting the probable future resolution of the uncertainties increase, these judgments become even more subjective and complex. Actual results may differ from these estimates.

We have identified the following critical accounting policies, described below, that are the most important to the portrayal of our current financial condition and results of operations.

Accounts Receivable and Bad Debt Expense

Accounts receivable are reported at their outstanding unpaid principal balances net of an allowance for doubtful accounts. We estimate bad debt expense based upon past experience related to specific customers' ability to pay and current economic conditions. At September 30, 2005 and December 31, 2004, we did not have an allowance for doubtful accounts.

Inventory

Our inventories are stated at the lower of cost, determined by the average cost method, or market. Our inventories consists of (i) raw materials that we purchase from a sole supplier in Brazil; (ii) our proprietary compound known as AC-11 which is manufactured in Brazil; and (iii) our line of nutritional supplement products that are produced by a contract manufacturer in the United States. We periodically review our inventories for evidence of spoilage and/or obsolescence and we remove these items from inventory at their carrying value.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the product has been delivered, the rights and risks of ownership have passed to the customer, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured. For arrangements that include customer acceptance provisions, revenue is not recognized until the terms of acceptance are met.

For our nutritional supplement products, we provide a 100% money back guarantee on all unopened and undamaged products that are returned to us within 60 days of purchase. We estimate an allowance for product returns at the time of shipment. For the year ended December 31, 2004, actual returns and other charge-backs for damaged goods were approximately $1,900 or 0.8% of gross sales. In 2003, returns and charge-backs were negligible. For the nine months ended September 30, 2005, actual returns were 0.4% or approximately $400.

For our bulk sales of AC-11, our standard return policy provides for a reimbursement of the full purchase price for any bulk AC-11 that does not conform with the stated specifications. We must receive notification of a return request within 30 days from the date that the customer accepts delivery. In the second quarter of 2005, we accepted the return of a $47,000 order that was recorded as a sale in the first quarter of 2005. This return was accepted outside of our standard 30 day period. Since our inception, this is the only return that we have accepted for bulk AC-11. We accepted this return to accommodate a new customer that intends to utilize AC-11 as an ingredient in a number of products that it's developing. The customer accepted delivery of the product and pursuant to the terms and conditions contained in our bill of sale, a bona-fide sale was deemed to have occurred. Subsequent to this sale and after the 30 day return period, the customer notified us that it had conducted its own internal testing of the chemical composition of the AC-11 and that certain chemical byproducts appeared to exceed levels acceptable to the customer. Upon our approval of the return, the customer shipped the AC-11 to us and requested that we prepare and send them a modified sample of AC-11 that would conform to their acceptable levels.

We sell bulk AC-11 to PMO Products Inc. and Prometheon Labs, each of which we own a 50% equity interest in. These companies utilize the AC-11 as an ingredient in the products that they manufacture and sell. At the time of sale, we record revenue in an amount equal to our actual cost and we defer the profit, if any, from the sale until such time that it is determined that the products containing the AC-11 have been sold to an independent third party. This deferred income is recorded as a liability. As of September 30, 2005, we have recorded deferred income of $18,823.


Intangibles

We account for long-lived assets and certain identified intangible assets such as patents and trademarks in accordance with Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). Management reviews these long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition exceeds its carrying amount. The amount of impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value. In 2004, we recorded an impairment charge of approximately $1,405,000, which represented the net book value of certain patents that management determined were not going to utilized in the foreseeable future.

Beneficial Conversion Feature of Convertible Notes Payable

In accordance with EITF No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, we recognize the value of conversion rights attached to convertible debt. These rights give the debt holder the ability to convert their debt into common stock at a price per share that is less than the trading price to the public on the date that the loan was made. The beneficial value is calculated based on the market price of our common stock at the commitment date in excess of the conversion rate of the debt and related accruing interest and is recorded as a discount to the related debt and an addition to additional paid in capital. The discount is amortized over the remaining term of the loan and recorded as interest expense.

Employee Stock Options and Stock Based Compensation

In accordance with the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS"), we have elected to apply the current accounting rules under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB25") and related interpretations in accounting for employee stock options and accordingly, we present disclosure-only information as required by SFAS No. 123. In accordance with SFAS 123 and EITF Issue 96-18 "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services," stock options and warrants issued to consultants and other non-employees as compensation for services provided or to be provided are accounted for based upon the fair value of the services provided or the estimated fair market value of the option or warrant, whichever can be more clearly determined. In order to estimate fair value of stock options, we utilize option pricing models such as Black-Scholes, which require us to make certain estimates such as the expected future volatility of our common stock and the projected holding period for the option. We recognize the expense over the period that the services are provided.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R, Share-Based Payment, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. A key provision of this statement is the requirement of a public entity to measure the cost of employee services received in exchange for an award of equity instruments (including stock options) based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the requisite service period or vesting period). As we are a small business issuer, this standard becomes effective on January 1, 2006.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.


RESULTS OF OPERATIONS

Year Ended December 31, 2004 and 2003

Revenues


Our revenues are derived primarily from the sale of our line of nutritional supplements containing AC-11 direct to consumers through our Internet website www.AC-11.com. We also sell AC-11 as a bulk ingredient to other companies in the nutritional supplement and cosmeceutical industries who utilize it in their proprietary products. We began selling our products in the fourth quarter of the fiscal year ended December 31, 2003.

Net sales for the year ended December 31, 2004 were approximately $339,000 compared to net sales of approximately $46,000 for the year ended December 31, 2003. The increase in net sales is due to the fact that we commenced selling our products in the fourth quarter of 2003 and, as such, we are comparing a full year of sales in 2004 to a partial year of sales in 2003. In 2004, our net sales by product line are summarized in the following table:

                                                                        %
                                                   2004             of Total
                                                ----------         ----------
Nutritional Supplements:
   Activar AC-11                                $   52,645               15.5%
   Age Manager                                      93,248               27.5%
   Age Manager Pro                                  93,009               27.5%
                                                ----------         ----------
Total Nutritional Supplements                      238,901               70.5%
   Bulk AC-11                                       87,980               25.9%
   Other                                            12,184                3.6%
                                                ----------         ----------
Total Revenue                                   $  339,065              100.0%
                                                ==========         ==========

Cost of Sales

Cost of sales includes direct and indirect costs associated with manufacturing AC-11 and our line of nutritional supplement products that contain AC-11. Cost of sales was approximately $230,000 and $17,000 for the years ended December 31, 2004 and 2003, respectively. Gross profit as a percentage of sales was 32.2% and 63.7% respectively. This decrease in gross profit as a percentage of sales was due primarily to a write-off of damaged inventory of approximately $80,000 that occurred in December 2004.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses include salaries, employee benefits, marketing and advertising costs, professional fees related to scientific research, legal and accounting fees, rent and other office related expenses. Also included in SG&A are various non-cash expenses such as depreciation, amortization of intangible assets including patents and other intellectual property, and stock-based compensation.

The table below highlights the major components of our SG&A expenses:

                                           Year ended       Year ended           $                 %
                                            12/31/04         12/31/03        Inc/(Dec)         Inc/(Dec)
                                          -----------      -----------      -----------       -----------
Employee compensation and benefits        $   982,624      $   154,748      $   827,876               535%
Marketing, advertising and promotion          474,110          512,906          (38,796)            -7.6%
Research and development                      416,150          418,289           (2,139)            -0.5%
Consulting and other professional
services                                      294,401          159,718          134,683              84.3%
Legal and accounting                          691,991          317,065          374,926             118.2%
General and administrative                    499,097          307,796          191,301              62.2%
Occupancy                                     193,946           43,321          150,625             347.7%
Stock based compensation                      514,340          576,750          (62,410)           -10.8%
Depreciation and amortization                 430,692          165,967          264,725             159.5%
                                          -----------      -----------      -----------       -----------
       Total SG&A                         $ 4,497,351      $ 2,656,560      $ 1,840,791              69.3%
                                          ===========      ===========      ===========       ===========

SG&A expenses increased approximately $1,841,000 from $2,657,000 for the year ended December 31, 2003 to $4,497,000 for the year ended December 31, 2004. The primary reasons for the increase in the overall level of SG&A expenses were: (i) increased salary costs due to the hiring of additional employees and senior management personnel in 2004; (ii) increased professional fees related to various research initiatives increased legal and accounting costs related to our merger with Vibrant Health International in July 2004; (iii) increased legal costs related to the merger with Vibrant Health International increased occupancy costs associated with our relocation to a larger corporate office; and
(iv) increased rent expense; (v) increased depreciation; and (vi) increased amortization of intangible assets such as patents, patents pending and trademarks.

Impairment of Intangible Assets

We incurred an impairment charge of approximately $1,405,000 in the fiscal year ended December 31, 2004. This charge was due to management's evaluation of the carrying value of certain patents that were acquired in 2003. Management determined that these patents will not be utilized in our business and therefore are not expected to generate revenue in the foreseeable future. The impairment charge reflects the removal of the net book value of these patents from our balance sheet on December 31, 2004.


Net Loss

Net loss for the year ended December 31, 2004 was approximately $5,793,000 or $0.65 per share, compared to $2,627,000 or $0.30 for the year ended December 31, 2003. The increase in net loss is primarily attributable to the overall increase in SG&A expenses and the expense related to the impairment of intangibles.

Three Months Ended September 30, 2005 Compared to the Three Months Ended September 30, 2004

Sales

Net sales for the three months ended September 30, 2005 were $40,468 compared to net sales of $83,551 for the three months ended September 30, 2004, a decrease of $43,083 or approximately 52%. Our sales by product line are summarized in the table below:

                                         Three                         Three
                                        Months                        Months
                                         Ended           %             Ended           %             $                %
                                        9/30/05       of Total        9/30/04       of Total      Inc/(Dec)        Inc/(Dec)
                                     ------------    ---------     ------------    ---------     ------------     ---------
Nutritional Supplements:
   Activar AC-11                     $     11,770         29.1%    $      9,235         11.1%    $      2,535          27.4%
   Age Manager                              3,967          9.8%          17,590         21.1%         (13,623)       -77.4%
   Age Manager Pro                          3,429          8.5%          18,374         22.0%         (14,945)       -81.3%
                                     ------------    ---------     ------------    ---------     ------------     ---------
Total Nutritional Supplements              19,166         47.4%          45,199         54.2%         (26,033)       -57.6%
   Bulk AC-11                               3,500          8.6%          35,175         42.1%         (31,675)       -90.0%
   Royalties                               11,168         27.6%               0            0%          11,168            NA
   Other                                    6,634         16.4%           3,177          3.7%           3,457         135.0%
                                     ------------    ---------     ------------    ---------     ------------     ---------
Total Revenue                        $     40,468        100.0%    $     83,551        100.0%    $    (43,083)       -51.6%
                                     ============    =========     ============    =========     ============     =========

Our net supplement sales for the three months ended September 30, 2005 were $19,166 compared to $45,199 for the three months ended September 30, 2004, a decrease of $26,033 or 57.6%. This decrease is due primarily to the a reduction in net sales of Age Manager and Age Manager Pro as a result of discounts offered on these two products.

Sales of bulk AC-11 were $3,500 for the three months ended September 30, 2005, compared to $35,175 for the three months ended September 30, 2004 a decrease of $31,675 or 90.0%. This decrease was due to lower order levels from existing customers in 2005 versus 2004.

For the three months ended September 30, 2005, we earned royalties of $11,168 from the sale of products containing AC-11. We did not earn any royalties in 2004.

Cost of Sales

Cost of sales includes direct and indirect costs associated with manufacturing bulk AC-11 and our nutritional supplement product Activar AC-11. Cost of sales was $29,091 and $48,490 for the three months ended September 30, 2005 and 2004, respectively. For the three months ended September 30, 2005, gross profit was $11,377 or 28.1% compared to gross profit of $35,061 or 42.0% for the three months ended September 30, 2004. The decrease in gross profit was due primarily to the reduction in the retail selling price of Age Manager and Age Manager Pro and the reduction in sales of bulk AC-11 which carries a higher gross margin than Activar AC-11.


Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses include salaries, employee benefits, professional fees related to scientific research, legal and accounting fees, rent and other office related expenses. Also included in SG&A are various non-cash expenses such as depreciation, amortization of intangible assets including patents and other intellectual property, and stock-based compensation.


The table below highlights the major components of our SG&A expenses:

                                             Three            Three
                                         Months Ended      Months Ended
                                         September 30,     September 30,         $                 %
                                              2005             2004           Inc/(Dec)         Inc/(Dec)
                                          -----------       -----------      -----------       -----------
Employee compensation and benefits            289,118           412,269         (123,151)           -29.9%
Marketing, advertising and promotion          400,529           131,953          268,576             203.5%
Research and development                       95,530           208,987         (113,457)           -54.3%
Consulting and other professional
services                                       77,758           274,150         (196,392)           -71.6%
Legal and accounting                          120,418           348,279         (227,861)           -65.4%
General and administrative                    132,079           101,092           30,987              30.7%
Occupancy                                      41,399            93,769          (52,370)           -55.9%
Stock based compensation                       14,220                 0           14,220                NA
Depreciation and amortization                  74,044           110,757          (36,713)           -33.1%
(Income) Loss from joint ventures              (7,810)                0           (7,810)               NA
                                          -----------       -----------      -----------       -----------
       Total SG&A                         $ 1,237,285       $ 1,681,256      $  (443,971)           -26.4%
                                          ===========       ===========      ===========       ===========

SG&A expenses decreased $443,971 from $1,681,256 for the three months ended September 30, 2004 to $1,237,285 for the three months ended September 30, 2005. The primary reasons for the decrease in the overall level of SG&A expenses were:
(i) a decrease in employee compensation expense due primarily to bonus payments made in 2004; (ii) a decrease in professional fees related to various research initiatives that we performed in 2004 and; (iii) a decrease in legal and accounting expenses due to the fact that we incurred significant costs in 2004 related to our merger with Vibrant Health International. These decreases were partially offset by an increase in advertising and marketing expenses in 2005 versus 2004. A majority of the increase in marketing expenses is related to the production of our infomercial which began in the third quarter of 2005.

Interest Expense

Interest expense consists of interest paid on the principal balance of the Convertible Notes and the amortization of the debt discount associated with the Convertible Notes. Interest expense for the three months ended September 30, 2005 was $44,778. We did not incur interest expense in 2004.

Other Income

Other income of $190,936 consists of the change in the carrying value of the liability for the common stock warrants issued in connection with the sale of the Convertible Notes.


Net Loss

Net loss for the three months ended September 30, 2005 was $1,079,750 or $0.10 per share, compared to a net loss of $1,646,195 or $0.18 for the three months ended September 30, 2004. The decrease in net loss is primarily attributable to the overall decrease in SG&A expenses.

Nine Months Ended September 30, 2005 Compared to the Nine Months Ended September 30, 2004

Sales

Net sales for the nine months ended September 30, 2005 were $161,807 compared to net sales of $250,017 for the nine months ended September 30, 2004, a decrease of $88,210 or 35%. Our sales by product line are summarized in the table below:

                                         Nine                          Nine
                                        Months                        Months
                                         Ended          %              Ended          %              $                %
                                        9/30/05      of Total         9/30/04      of Total       Inc/(Dec)        Inc/(Dec)
                                     ------------    ---------     ------------    ---------     ------------     ---------
Nutritional Supplements:
   Activar AC-11                     $     36,985         22.9%    $     36,891         14.8%    $         94            NA
   Age Manager                             31,639         19.6%          72,605         29.0%         (40,966)       -56.4%
   Age Manager Pro                         22,275         13.7%          75,577         30.2%         (53,302)       -70.5%
                                     ------------    ---------     ------------    ---------     ------------     ---------
Total Nutritional Supplements              90,899         56.2%         185,073         74.0%         (94,174)       -50.8%
   Bulk AC-11                              40,337         24.9%          55,939         22.4%         (15,602)       -27.9%
   Royalties                               17,892         11.1%               0            0%          17,892            NA
   Other                                   12,679          7.8%           9,005          3.6%           3,674          40.8%
                                     ------------    ---------     ------------    ---------     ------------     ---------
Total Revenue                        $    161,807        100.0%    $    250,017        100.0%    $    (88,210)       -35.2%
                                     ============    =========     ============    =========     ============     =========

Net supplement sales for the nine months ended September 30, 2005 were $90,900 compared to $186,865 for the nine months ended September 30, 2004, a decrease of $95,965 or 51%. This decrease is due primarily to the reduction in net sales of Age Manager and Age Manager Pro as a result of discounts offered on these two products.

Sales of bulk AC-11 were $40,337 for the nine months ended September 30, 2005, compared to $54,030 for the nine months ended September 30, 2004, a decrease of $13,693 or 25%. This decrease was due to lower order levels from our existing customers in 2005 versus 2004.

For the nine months ended September 30, 2005, we earned royalties of $17,892 from the sale of products containing AC-11. We did not earn royalties in 2004.


Cost of Sales


Cost of sales includes direct and indirect costs associated with manufacturing bulk AC-11 and our nutritional supplement products. Cost of sales was $98,245 and $105,012 for the nine months ended September 30, 2005 and 2004, respectively. For the nine months ended September 30, 2005, gross profit was $63,562 or 39% compared to gross profit of $145,005 or 58% for the nine months ended September 30, 2004. The decrease in gross profit was due primarily to the reduction in the retail selling price of Age Manager and Age Manager Pro and the reduction in sales of bulk AC-11, which carries a higher gross margin than Activar AC-11.


Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses include salaries, employee benefits, professional fees related to scientific research, legal and accounting fees, rent and other office related expenses. Also included in SG&A are various non-cash expenses such as depreciation, amortization of intangible assets including patents and other intellectual property, and stock-based compensation.


The table below highlights the major components of our SG&A expenses:

                                                  Nine               Nine
                                             Months Ended       Months Ended
                                             September 30,      September 30,           $                   %
                                                  2005               2004            Inc/(Dec)           Inc/(Dec)
                                            ---------------    ---------------    ---------------     ---------------
Employee compensation and benefits          $     1,048,148    $       654,016    $       394,132                60.3%
Marketing, advertising and promotion                770,242            213,330            556,912               261.1%
Research and development                            273,331            308,230            (34,899)             -11.3%
Consulting and other professional
services                                            377,350            272,208            105,142                38.6%
Legal and accounting                                571,125            418,074            153,051                36.6%
General and administrative                          343,275            338,689              4,586                 1.4%
Occupancy                                           152,315            154,051             (1,736)              -1.1%
Stock based compensation                             53,540                  0             53,540                  NA
Depreciation and amortization                       210,562            319,097           (108,535)             -34.0%
(Income) Loss from joint ventures                     9,334                  0              9,334                  NA
                                            ---------------    ---------------    ---------------     ---------------
       Total SG&A                           $     3,809,222    $     2,677,695    $     1,131,527                29.7%
                                            ===============    ===============    ===============     ===============

SG&A expenses increased $1,131,527 from $2,677,695 for the nine months ended September 30, 2004 to $3,809,222 for the nine months ended September 30, 2005. The primary reasons for the increase in the overall level of SG&A expenses were:
(i) increased salary costs due to the hiring of additional employees and senior management personnel; (ii) increased marketing and advertising costs; (iii) and increased legal expense.

Interest Expense

Interest expense consists of interest paid on the principal balance of the Convertible Notes and the amortization of the debt discount associated with the Convertible Notes. Interest expense for the nine months ended September 30, 2005 was $44,778. We did not incur interest expense in 2004.

Other Income

Other income of $190,936 consists of the change in the carrying value of the liability for the common stock warrants issued in connection with the sale of the Convertible Notes.


Net Loss


Net loss for the nine months ended September 30, 2005 was $3,599,502 or $0.36 per share, compared to a net loss of $2,532,690 or $0.29 for the nine months ended September 30, 2004. The increase in net loss is primarily attributable to the overall increase in SG&A expenses.


LIQUIDITY AND CAPITAL RESOURCES


Based upon our recurring losses from operations as of December 31, 2004 and for the nine months ended September 30, 2005, our current rate of cash consumption and the uncertainty of liquidity related initiatives described below, there is substantial doubt as to our ability to continue as a going concern. Therefore, we will in all likelihood, have to rely on external financing for all of our capital requirements. Future losses are likely to continue unless we successfully implement our business plan, which calls for us to secure both debt and equity financing while completing a successful infomercial launch of our proprietary skin care and topical eye care products and marketing and advertising our nutritional supplements.

At September 30, 2005, we had cash of $957,131 and net working capital of $2,575,083. Excluding $2,389,711 of inventory, we have net working capital of $185,372. As of that same date, we had $899,273 in current liabilities.

For the nine months ended September 30,2005, we used cash in our operating activities totaling $3,748,003 as compared to the same period one year ago of $3,641,297. The increase in our usage of cash of $ 106,706 was primarily due to an increase in our net loss of $1,066,812 from a net loss of $2,532,690 for nine months ended September 30, 2004 to a net loss of $ 3,599,502. This increase is primarily related to an increase in SG&A expenses of $1,131,527 from $2,677,695 for the nine months ended September 30, 2004 to $3,809,222 for the nine months ended September 30, 2005. The primary reasons for the increase in the overall level of SG&A expenses were: (i) salary costs due to the hiring of additional employees and senior management personnel; (ii) professional fees related to various research initiatives; (iii) marketing and advertising costs; (iv) legal expense; and (v) amortization expense. This increase in our usage of cash was offset by a decrease in inventory purchases in raw material and finished extract of $1,095,570 from $1,443,582 for nine months ended 2004 to $348,012 for nine months ended September 30, 2005. Although we believe our inventory position in these categories to be sufficient, we anticipate build-up of inventory of our proprietary skin care, and topical eye care products.

We finance our operations and capital requirements primarily through private debt and equity offerings. For the nine months ended September 30 2005, we received cash totaling $3,681,987 from the issuance of equity through a private placement offering in the amount of $2,381,987, and the issuances of convertible debentures in the amount of $1,300,000.

We anticipate that we will require approximately $4,000,000 to execute our business strategy for the next twelve months. During the fourth quarter 2005 we intend to produce an infomercial which will be launched in the first quarter of 2006. As a result, over the next twelve months, we expect to incur increased costs related to: (i) marketing and advertising our nutritional supplement products and the proprietary skin care and topical eye care products that we are currently developing, including costs related to the production of an Infomercial and the purchase of media time to test the Infomercial in various markets, estimated to be $350,000; and (ii) the build-up of inventory of our proprietary skin care and topical eye care products, estimated to be $500,000. We also anticipate marketing and advertising costs of approximately $60,000 for our nutritional and supplement products.

During the first quarter 2006, we intend to test the infomercial to various media markets. The results of these tests will determine the success of our infomercial and the ultimate determination of our media expenditures. If these results are interpreted as unsuccessful, we may be required to update our infomercial at additional costs or abandon this business strategy. Further delays in a successful infomercial launch or an abandonment of our infomercial strategy will have a negative impact our ability to execute our business plan.

During the fourth quarter of 2005, we will likely incur additional professional fees of approximately $100,000 relating to accounting and legal fees in connection with this registration statement.

Because we maintain high levels of inventories to meet the product needs, a change by us of our product mix could result in write downs of our inventories. Write downs and charges of this type will increase our net losses, and if experienced in the future, will make it more difficult for us to achieve profitability. The shelf life of our bulk extract is approximately three years date of processing. The majority of our bulk inventory expires in 2007. We are unable to predict the likelihood at this time of write-down related to our bulk inventory. Additionally, if new products are discontinued, we will be forced to or write down our inventory as well as the related intellectual property to those products. In January 2006, after an evaluation of our infomercial test, we intend to decide on our product mix. We must also decide if the cost of repackaging Age Manager and Age Professional with upgraded packaging that includes changing the expiration date, provides sufficient benefits to the company. If we discontinue Age Manager and Age Manager Professional or decide not to repackage the product, we will incur an inventory write down charge of approximately $225,000 and an impairment charge of approximately $1,000,000 to the related intellectual property in the fourth quarter 2005.

Our audited and unaudited consolidated financial statements have been prepared on a basis that contemplates our continuation as a going concern and the realization of assets and liquidation of liabilities in the ordinary course of business. Our audited and unaudited financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

On August 31, 2005, we entered into a securities purchase agreement with four investment funds for the sale in three installments of an aggregate of $4,000,000 of callable secured convertible notes and five-year warrants to purchase 625,000 shares of our common stock at $4.50 per share. The notes bear interest at the rate of 8% per annum, payable quarterly. The notes are convertible into shares of our common stock at any time, at the investors' option, at the lower of $3.20 per share, or 60% of the average of the three lowest intraday trading prices for the common stock on the Over-The-Counter Bulletin Board for the 20 trading days ending the day before the conversion date. We sold $1,300,000 of secured convertible notes and issued warrants to purchase an aggregate of 203,124 shares of our common stock on August 31, 2005. We are not required to make payments of principal during the three-year term of the secured convertible notes which mature on August 31, 2008. We sold $1,350,000 of secured convertible notes on October 19, 2005, upon the filing of a registration statement covering the resale of shares underlying the secured convertible notes and warrants. We issued warrants to purchase 210,938 shares of our common stock as part of this second installment. We are not required to make payments of principal during the three-year term of the secured convertible notes, which mature on October 19, 2008. We are obligated to sell secured convertible notes in the amount of $1,350,000 within two days of our registration statement being declared effective. We will issue warrants to purchase 210,938 shares of our common stock as part of the third installment. We have the right to prepay the secured convertible notes under certain circumstances at a premium ranging from 25% to 50% depending on the timing of such prepayment. We have granted the investors a security interest in substantially all of our assets.

In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible note, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against our company in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company and the delisting of our common stock could require the early repayment of the secured convertible notes, including a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured with the specified grace period. We anticipate that the full amount of the secured convertible notes will be converted into shares of our common stock, in accordance with the terms of the secured convertible notes. If we were required to repay the secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

Pursuant to the terms of our registration rights agreement entered into in connection with our securities purchase agreement dated August 31 2005, if we did not have a registration statement registering the shares underlying the secured convertible notes and warrants declared effective on or before December 29 2005, we are obligated to pay liquidated damages in the amount of 2.0% per month of the face amount of the issued and outstanding secured convertible notes outstanding, which equals $53,000 monthly, until the registration statement is declared effective. At our option, these liquidated damages can be paid in cash or restricted shares of our common stock. If we decide to pay the liquidated damages in cash, we would be required to use our limited working capital and potentially raise additional funds. If we decide to pay the liquidated damages in shares of common stock, the number of shares issued would depend on our stock price at the time that payment is due. The issuance of shares upon payment of liquidated damages will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering. As of the date hereof, the investors have not demanded payment of the liquidated damages and we have not determined if we will make such liquidated damages payments in cash, stock or a combination of both.

We believe that our current cash on hand plus the proceeds from the sale of an additional $1,350,000 of secured convertible notes may not be sufficient to sustain us through the next 12 months. In addition, we will not be able to sell the $1,350,000 of secured convertible notes until such time as our registration statement discussed in the previous paragraph is declared effective by the Securities Exchange Commission. In the event that our registration statement is not declared effective, we will have to curtail our operations, including the marketing and advertising of our line of proprietary topical skin care, eye care and sun care products. This will have a negative impact on our business and may adversely impact our ability to raise additional funds. In addition, the fact that we currently have an aggregate of $2,650,000 in secured convertible notes outstanding, may hinder our ability to raise additional debt or equity capital and accordingly, there can be no assurance that we will be successful in raising sufficient capital to fund our working capital requirements on terms acceptable to us, or at all. If we are not successful in raising sufficient capital we may not be able to continue our business.



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

                                    BUSINESS

Overview


Optigenex Inc. ("Optigenex") was incorporated in the State of Delaware under the name Idunna, Inc. on July 10, 2002. Idunna, Inc. changed its name to Kronogen Sciences Inc. ("Kronogen") on November 21, 2002.

On April 4, 2003, Kronogen acquired certain assets of the Giampapa Institute for Anti-Aging Medical Therapy, a sole proprietorship of the State of New Jersey and Optigene-X LLC, a New Jersey limited liability company (collectively "Giampapa"). This acquisition provided Kronogen with an exclusive license to certain intellectual property including patents, patents pending and trademarks that Giampapa utilized in its business. In this transaction, Kronogen issued an aggregate of 1,400,000 shares of its common stock to three individuals and a note payable of $173,080 to an individual for the release of his existing license agreement to utilize the same intellectual property. On July 30, 2003, Kronogen changed its name to Optigenex Inc.

On November 6, 2003, Optigenex acquired certain assets and assumed certain liabilities of CampaMed LLC, a New Jersey limited liability company ("CampaMed"). This acquisition provided Optigenex with certain intellectual property including patents, patents pending and trademarks that CampaMed utilized in its business. In this transaction, Optigenex issued an aggregate of 1,156,250 shares of its common stock to seven individuals and note payable to CampaMed of $150,000. Optigenex also assumed certain liabilities of CampaMed in the amount of $128,512. In addition, Optigenex issued options to purchase an aggregate of 150,000 shares of its common stock at an exercise price of $0.001 to four individuals in exchange for the release of an existing royalty obligation related to the intellectual property that Optigenex was acquiring from CampaMed.

On July 30, 2004, Optigenex entered into an Asset Purchase Agreement (the "Transaction") with Vibrant Health International, a Nevada corporation ("Vibrant"), Optigenex Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Vibrant ("Acquisition Corp"), and Thomas McAdam ("McAdam), who, prior to the closing of the Transaction, was the principal shareholder and the sole officer and director of Vibrant. At the time of the Transaction, Vibrant was a reporting company for SEC purposes, however, its common stock was not registered with the SEC and as such, its shares were not listed on an established exchange or quoted on the Over-the-Counter Bulletin Board.

Vibrant was holding company that conducted its business of selling nutraceutical products through its wholly owned subsidiary Vibrant Health Inc. a Colorado corporation ("VHI"). At the time of the Transaction, in addition to Acquisition Sub and VHI, Vibrant also had another wholly owned subsidiary, Optigenex Merger Inc., a Delaware corporation ("Merger Inc."). Prior to the closing of this Transaction on July 30, 2004, Vibrant sold 100% of the common stock of VHI to McAdam in exchange for 3,417,560 shares of Vibrant that were owned by McAdam. These shares were cancelled and returned to the treasury of Vibrant. This reduced the total number of shares outstanding of Vibrant from 4,360,600 to 943,040. Simultaneously, Vibrant affected a .599 to 1 reverse split of its common shares which reduced the total number of shares outstanding to 564,885.

In this Transaction, Acquisition Sub purchased all of the assets and assumed all of the liabilities of Optigenex in exchange for 8,621,255 shares of Vibrant common stock ("Vibrant Shares"), which represented approximately 94% of Vibrant's common stock outstanding immediately after the Transaction. The 8,621,255 shares issued by Vibrant to Optigenex were equal to the total number of Optigenex shares outstanding on July 30, 2004. Vibrant also issued 681,895 options ("Substitute Options") and 111,668 warrants ("Substitute Warrants") to purchase shares of Vibrant common stock to Optigenex. The number of Substitute Options and Substitute Warrants were equal to the number of Optigenex options and warrants that were issued and outstanding on the date of the Transaction. The Substitute Options and Substitute Warrants issued by Vibrant had the same exercise price and the same terms as the Optigenex options and warrants.

Simultaneous with the closing of the Transaction on July 30, 2004, Vibrant merged with and into its wholly owned Delaware subsidiary Merger Inc. with Merger Inc. being the surviving corporation. Also on July 30, 2004, Optigenex distributed its remaining assets, which consisted of the Vibrant Shares, the Substitute Options and the Substitute Warrants, directly to its shareholders, option holders and warrant holders. Upon the dissolution of Optigenex on July 30, 2004, Merger Inc. changed its name to Optigenex Inc.

On August 25, 2004, Acquisition Sub, which contained the assets and liabilities that were acquired in the Transaction, merged with and into Optigenex with Optigenex being the surviving corporation. The effect of this merger was to eliminate Acquisition Sub as a legal subsidiary of Optigenex.

On April 15, 2005, we registered our common stock under Section 12(g) of the Securities Exchange Act of 1934 and our shares began trading on the Over-the-Counter Bulletin Board under the ticker symbol OPGX.OB.


Description Of The Company's Business


Optigenex develops and markets proprietary products that are designed to counter the negative effects of aging by supporting the body's natural ability to repair and maintain its DNA. Our patented compound AC-11 is a bioactive form of the medicinal herb known as Uncaria tomentosa which is indigenous to the Amazon rainforest and other tropical areas of South and Central America. AC-11 is manufactured for us by the Centroflora Group of Sao Paulo, Brazil, using a patented process that we own which delivers a standardized, water soluble extract. This manufacturing takes place utilizing specialized manufacturing equipment that we own. This facility complies with worldwide, voluntary standards for quality management.

We do not conduct our own human and animal studies. However, in in-vitro studies and clinical trials previously conducted by third parties on our behalf, AC-11 has been shown to increase the body's natural ability to repair DNA damage. Among the known causes of DNA damage are pollution and hydrocarbons, ultraviolet rays (including exposure to sunlight), environmental toxins, oxidative stress and lifestyle choices such as smoking, drinking alcohol, and strenuous exercise. AC-11 has demonstrated positive results as an immune system enhancer, and an anti-tumor agent. In addition, in laboratory studies, it has shown to be an inhibitor of inflammatory biochemicals.

Marketing and Sales

Our product line consists of Activar AC-11, an oral nutritional supplement that we sell direct to the consumer through our Internet website. We also sell Activar AC-11 through iVillage, one of the nation's leading health information Internet websites. Our product is promoted via iVillages' health and beauty, fitness, skin care and anti-aging channels. We have agreed to a revenue sharing arrangement with iVillage for product sold through their website.

We are currently allocating a significant amount of our company's resources in developing a line of proprietary skin care and topical eye care products that include AC-11 as an ingredient. We intend to market these products through our website and TV infomercials. We intend to purchase commercial time on demographically targeted programming on both national broadcast and cable TV outlets.

Infomercial Production

We have retained a production company to develop an produce our infomercials for television broadcast. Our current contract provides that they will be compensated approximately $400,000. To date, we have paid costs related to infomercial production of approximately $250,000 We anticipate completion of the infomercial in the fourth quarter 2005 and a launch into various test markets in the first quarter 2006.


We plan to seek other channels of distribution through wholesalers, health food stores, drug stores, supermarkets and retail mass merchandisers.

We intend to create revenues from licensing and selling AC-11 as a bulk ingredient to strategic partners in the nutraceutical, cosmeceutical, personal care, skin care, hair care, and fitness beverage industries. We intend to pursue licensing agreements in both targeted domestic and international markets.

Joint Ventures


PMO Products Inc.

In November 2004, we entered into a joint venture with the two principals of Pierre Michel Salon, a leading New York City based hair salon to develop and market a line of professional hair care products that contain AC-11 as an ingredient. We contributed $25,000 in cash for a 50% ownership interest in a newly formed corporation named PMO Products Inc., a New York corporation ("PMO"). The two principals of Pierre Michel Salon contributed in the aggregate $25,000 in cash for their 50% ownership interest. We sell our ingredient AC-11 to PMO which in turn utilizes it in the formulation and manufacturing of six products. These products include a daily shampoo, daily conditioner, leave-in conditioner, hair volumizer, scalp treatment and conditioning masque. In August 2005, PMO began selling these products exclusively to the Pierre Michel Salon in New York City. The joint venture partners share equally in the net income or net loss generated by PMO. PMO does not participate in any of the profits generated from the retail sales of the products at the Pierre Michel Salon.

Prometheon Labs LLC

In September 2005, we contributed $40,000 in cash for a 50% ownership interest in Prometheon Labs LLC, a New York limited liability company which was formed for the purpose of developing and marketing an oral nutritional supplement containing our ingredient AC-11. Our joint venture partner Prometheon Holding LLC, a New York limited liability company contributed $40,000 in cash for its 50% ownership interest in Prometheon Labs. We sell our ingredient AC-11 to Prometheon Labs which in turn utilizes it in the formulation of its oral nutritional supplement Avatar 8. In addition to AC-11, Avatar 8 contains eight other herbal ingredients. Avatar 8 is formulated to help reduce inflammation, restore joint function and initiate tissue repair. In September 2005, Prometheon began selling Avatar 8 through retail outlets and through its Internet website. The joint venture partners share equally in the net income or net loss generated by Prometheon Labs.

Government Regulation


In the United States, the manufacturing, processing, formulation, packaging, labeling, advertising and sale of dietary supplements are regulated primarily by the Federal Food, Drug and Cosmetic Act, as amended, among others, by the Dietary Supplemental Health and Education Act of 1994 ("DSHEA Act") and by various federal agencies, including the Food & Drug Agency (the "FDA") and the U.S. Federal Trade Commission (the "FTC") and, to a lesser extent, the Consumer Product Safety Commission and the United States Department of Agriculture. Our activities may also be subject to regulation by various governmental agencies for the states and localities in which our products are manufactured, distributed or sold, and may be regulated by governmental agencies in certain countries outside the United States in which our products may be distributed and sold. Among other matters, regulation by the FDA and FTC is concerned with product safety and claims that refer to a product's ability to treat or prevent disease or other adverse health conditions.

Under the DSHEA, the FDA regulates the formulation, manufacture and labeling of dietary supplements, including our products. The DSHEA Act (i) defines dietary supplements, (ii) permits "structure/function" statements under certain conditions and (iii) permits, under certain conditions, the use of published literature in connection with the sale of herbal products. As dietary supplements, our products do not require approval by the FDA prior to marketing but are nevertheless subject to various regulatory requirements concerning their composition, permissible claims (including substantiation of any claims), manufacturing procedures and other elements. DSHEA prohibits marketing dietary supplements through claims for, or with intended uses in, the treatment or prevention of diseases. There can be no assurance that our supplement products can be identified and differentiated from competing products sufficiently enough on the basis of permissible claims regarding composition to compete successfully.

FDA regulations require us and our suppliers to meet relevant regulatory good manufacturing practices for the preparation, packaging and storage of these products. Good manufacturing practices for dietary supplements have yet to be promulgated, but are expected to be proposed. The Dietary Supplement Health and Education Act of 1994 revised the provisions of the Federal Food, Drug and Cosmetic Act concerning the composition and labeling of dietary supplements, which we believe is generally favorable to the dietary supplement industry. The Dietary Supplement Health and Education Act created a new statutory class of "dietary supplements." This new class includes vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet. In general, a dietary supplement is a product (other than tobacco) that is intended to supplement the diet that bears or contains one or more of the following dietary ingredients: a vitamin, a mineral, a herb or other botanical, an amino acid, a dietary substance for use by man to supplement the diet by increasing the total daily intake, or a concentrate, metabolite, constituent, extract, or combinations of these ingredients; is intended for ingestion in pill, capsule, tablet, or liquid form; is not represented for use as a conventional food or as the sole item of a meal or diet; and is labeled as a "dietary supplement." However, the DSHEA grandfathered, with certain limitations, dietary ingredients that were on the market before October 15, 1994. A dietary supplement containing a new dietary ingredient and placed on the market on or after October 15, 1994 must have a history of use or other evidence establishing a basis for expected safety. Manufacturers of dietary supplements having a "structure-function" statement must have substantiation that the statement is truthful and not misleading.

As dietary products, our products are regulated by FDA regulations promulgated under the DSHEA. Dietary supplements do not require approval by the FDA prior to marketing but are nevertheless subject to various regulatory requirements concerning their composition, permissible claims (including substantiation of any claims), manufacturing procedures and other elements. DSHEA prohibits marketing dietary supplements through claims for, or with intended uses in, the treatment or prevention of diseases.

In general, a dietary supplement:

      o is a product (other than tobacco) that is intended to supplement the diet that bears or contains one or more of the following dietary ingredients: a vitamin, a mineral, a herb or other botanical, an amino acid, a dietary substance for use by man to supplement the diet by increasing the total daily intake, or a concentrate, metabolite, constituent, extract, or combinations of these ingredients;
      o     is intended for ingestion in pill, capsule, tablet, or liquid form;
      o is not represented for use as a conventional food or as the sole item of a meal or diet; and
      o     is labeled as a "dietary supplement."

Dietary supplements must follow labeling guidelines outlined by the FDA. Neither dietary supplements nor personal care products require FDA or other government approval or notification to market in the United States.

Under the DSHEA, companies that manufacture and distribute dietary supplements are limited in the statements that they are permitted to make about nutritional support on the product label without FDA approval. In addition, a manufacturer of a dietary supplement must have substantiation for any such statement made and must not claim to diagnose, mitigate, treat, cure or prevent a specific disease or class of disease. The product label must also contain a prominent disclaimer. These restrictions may restrict our flexibility in marketing our product. Although product labels must be submitted to the FDA, they are not subject to that agency's prior approval. We believe that we have made all necessary filings with the FDA

We believe that all of our existing and proposed products are dietary supplements that do not require governmental approvals to be marketed in the United States.


Compliance with applicable FDA and any state or local statutes is critical. Although we believe that we are in compliance with applicable statutes, there can be no assurance that, should the FDA amend its guidelines or impose more stringent interpretations of current laws or regulations that we would be able to comply with these new guidelines. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. These regulations could, however, require the reformation of certain products to meet new standards, market withdrawal or discontinuation of certain products not able to be reformulated, imposition of additional record keeping requirements, expanded documentation regarding the properties of certain products, expanded or different labeling and/or additional scientific substantiation.

Federal agencies have a variety of available remedies, including initiating investigations, issuing warning letters and cease and desist orders, requiring corrective labels or advertising, requiring consumer redress (for example, requiring that a company offer to repurchase products previously sold to consumers), seeking injunctive relief or product seizure and imposing civil penalties or commencing criminal prosecution. In addition, certain state agencies have similar authority, as well as the authority to prohibit or restrict the manufacture or sale of products within their jurisdiction. There can be no assurance that the regulatory environment in which we operate and intend to operate will not change or that such regulatory environment, or any specific action taken against us, will not result in a material adverse effect on our business, financial condition or results of operations. In addition, we may incur significant costs in complying with government regulations, defending claims of non-compliance or both. Moreover, there can be no assurance that new legislation or regulation, including changes to existing laws or regulations, will not materially adversely affect our business, financial condition and results of operations.

Intellectual Property

Patents


Our core intellectual property lies in three U.S. patents that we acquired from CampaMed relating to the extraction process of Uncaria tomentosa, as follows:

      o US6039949: method of preparation and composition of a water soluble extract of the plant species Uncaria;
      o US6238675: method of preparation and composition of a water soluble extract of the plant species Uncaria for enhancing immune, anti-inflammatory and anti-tumor processes of warm blooded animals; and
      o US6361805: method of preparation and composition of a water soluble extract of the plant species Uncaria for enhancing immune, anti-inflammatory, anti-tumor and DNA repair processes of warm blooded animals. There are corresponding international patent filings for these patents. These patents expire between 2016 and 2017.

We also have an exclusive license to utilize seven US patents. This license was granted to us in connection with our April 2003 purchase of certain assets from the Giampapa Institute for Anti-Aging Medical Therapy, Dr. Vincent Giampapa (collectively "Grantors"). The term of the license agreement is for the remaining life of each of the patents which expire between 2010 and 2017. We are not obligated to pay any royalties to the Grantors in connection with the license. We have also applied for, and will continue to apply for, what we believe to be appropriate foreign patents.


Trademarks


We own the following seven registered trademarks:

      o     "Time Machine"
      o     "Age Manager",
      o     "AC-11",
      o     "Age Manager Professional",
      o     "Optigene-X",
      o     "Xtend" and
      o     "Optigene",

In addition, we have a trademark application pending for the name "Activar".

Royalty Agreements


Pursuant to the November 2003 agreement we entered into in connection with the acquisition of assets from CampaMed LLC, we are obligated to pay royalties in connection with the sale or licensing of any product that contains any compound, substance or ingredient derived or isolated from the Uncaria tomentosa vine such as our proprietary product AC-11. The maximum amount payable under this agreement is $347,700. The royalties are based on sales, as defined in the agreement, of any product that we sell or license. The royalty payments are calculated as follows: (i) 6% of gross sales for any product that we sell that contains AC-11 as an ingredient which includes our nutritional supplement products and (ii) 10% of gross sales of bulk AC-11. Through September 30, 2005, we have made royalty payments under the agreement totaling $38,518. These payments are recorded as additional purchase cost as they are incurred. The total remaining royalty obligation under the agreement is $309,182 and the agreement remains in effect until this amount is paid.

Pursuant to the November 2003 agreement we entered into in connection with the acquisition of assets from CampaMed LLC, we agreed to pay CampaMed LLC additional payments based on 6% of the gross sales of any product containing C-MED-100(TM), and 10% of the gross sales of any bulk C-MED-100(TM), until additional payments in an aggregate amount of $500,000 have been made. Through September 30, 2005, we have made total payments under the agreement totaling $38,518. These payments are recorded as additional purchase cost as they are incurred. The total remaining payment obligation under the agreement is $309,182 and the agreement remains in effect until this amount is paid.

Also in connection with the acquisition of assets from CampaMed LLC, we assumed a royalty obligation based on the sales of any products that incorporate either the Nicoplex or Thiol technologies. Nicoplex is a novel combination of antioxidant nutrients intended to be developed for the OTC market as an antioxidant therapy. The Thiol technology is a diagnostic test used to estimate oxidative stress-regulated DNA repair as an indicator of risk to illnesses associated with aging and cancer.

The total maximum amount due under this agreement is $3.5 million. To date, we have not paid nor do we owe any royalty payments under the agreement. Currently we are not developing or marketing any products that incorporate either the Nicoplex or the Thiol technologies.

Competition

In considering our competitive position, we distinguish between our nutritional supplement products business, and our planned skin care business. The nutritional supplement industry is large and intensely competitive. According to Nutrition Business Journal, U.S. sales of vitamins and nutritional supplements were $20.3 billion in 2004. Some of the larger companies in this industry are:
NBTY, Herbalife, Perrigo, Nature's Sunshine Products, Mannatech, USANA Health Sciences and Schiff Nutrition International. There are also numerous smaller companies in this sector.

Our nutritional supplement products contain our patented compound AC-11 which is derived from the rainforest botanical Uncaria tomentosa. Our products compete with numerous products on the market that contain Uncaria tomentosa as an ingredient. Most of our competitors in the nutritional supplement market have longer operating histories, greater name recognition and greater financial resources. In addition, nutritional supplements are sold through a wide variety of distribution channels such as retail stores and network marketing organizations. Currently, we only sell our nutritional supplements through our Internet website and we have no plans to sell our products through retail outlets in the near future. While we believe that consumers may appreciate the convenience of ordering products from home through the Internet or from infomercials, the buying habits of many consumers accustomed to purchasing products through traditional retail channels are difficult to change.

In our planned skin care business, we expect to compete with product offerings from large consumer product companies such as Unilever and Procter & Gamble, as well as large cosmetic companies such as Avon Products and Estee Lauder. Many of these products are marketed and advertised as having benefits similar to our skin care products. We will also compete with numerous companies that market skin care products via television infomercials. In addition we will compete with a number of companies that currently sell skin care products that contain Uncaria tomentosa as an ingredient. These companies include Joie de Vie, Murad and Optimal Outcome.


Research and Development


From time to time, we have provided funding to academic and other institutions for pre-clinical and clinical studies to evaluate the efficacy and mechanisms of action of AC-11, and we may continue to do so in the future. We may also supply AC-11 for use in studies for which we provide no funding. We believe that positive results from these studies, whether or not funded by us, would provide benefits to us by furthering the acceptance of AC-11. We intend to make presentations at various meetings to gain acceptance of AC-11. If we obtain successful research outcomes, we plan to publicize these findings to reposition our products and increase the demand for AC-11. We believe that successful research studies, if obtained, would strengthen our chances of obtaining developmental funding from pharmaceutical or other strategic partners for further pre-clinical and clinical trials. During the two most recent fiscal years we have spent in excess of $400,000 per year on research and development activities.


Employees

As of September 30, 2005, we had 4 employees, all of which were full-time.

Legal Proceedings


In March 2005, we commenced an action entitled Optigenex, Inc vs. Ronald W. Pero, Maryellen E. Evans, Pero Laboratories, et al. in the Supreme Court of New York County, State of New York. Ronald Pero, is the inventor of certain of the technology we purchased from CampaMed LLC and he is our former Director of Laboratory Research; Ms. Evans is a former Acting Chief Operating Officer of ours; and Pero Laboratories is an entity formed by Dr. Pero and Ms. Evans. The individual defendants had previously agreed to use information about Optigenex's business, vendors and customers solely for Optigenex's benefit and they had agreed not to compete against Optigenex. We sought an injunction enforcing these agreements as well as damages for breaches of the agreements. On November 22, 2005, the Court entered summary judgment for the defendants on our claim for damages on the basis that damages had not been established, but it granted an injunction against the defendants. Until February 18, 2006, defendants are enjoined from representing that they are partners or affiliates of Optigenex or that they own or license Optigenex intellectual property. Defendants are also barred from competing with Optigenex until Pero's non-compete agreement expires on February 18, 2006. Excepting the expiring non-compete agreement, we plan to seek an extension of the injunction beyond February 18, 2006.


Description of Property

Our executive offices are located at 750 Lexington Avenue, Sixth Floor, New York, New York. We currently sublease approximately 6,125 square feet of space at a monthly rent of $18,166. Our lease expires in March 2007.

                        DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

Name                             Age      Position With the Company


William Walters                   67      Chairman of the Board
Anthony Bonelli                   54      President and Chief Executive Officer
Joseph McSherry                   48      Chief Financial Officer
Kenji Kitatani                    50      Director
James Favia                       67      Director
Michael Mullarkey                 36      Director


William Walters was appointed Chairman of our Board of Directors on July 30, 2004. Mr. Walters was previously the Chairman of the Board of Optigenex Inc. ("Old Optigenex") from July 2002 until July 30, 2004, the date on which a subsidiary of Vibrant Health International acquired the assets of Old Optigenex. From November 2001 until October 2004, Mr. Walters was the Vice-Chairman of Sands Brothers & Co. Ltd., a New York based investment banking group. Mr. Walters is currently employed by Laidlaw Inc., a New York based investment banking group. Mr. Walters founded Whale Securities in 1984 and served as its Chairman until Whale sold its customer assets and discontinued its operations in November 2001. Mr. Walters holds a BSE in economics from The Wharton School at the University of Pennsylvania.

Anthony A. Bonelli became our President on August 20, 2004 and our Chief Executive Officer on September 20, 2005. Prior to joining the Company, Mr. Bonelli was President of Anthony Bonelli Associates, Inc., a consulting firm to major pharmaceutical, biotech, managed care and investment banking firms from 1999 to 2004. Until early 1999, he was Chief Operating Officer of Vita Quest International, Inc., a leading manufacturer of vitamins and nutritional supplements, and President of its Garden State Nutritionals and Windmill Consumer Products Divisions. From 1995 to 1998 he was President and Chief Operating Officer of Neuman Health Services Inc., a $2.5 billion diversified healthcare provider (distributor, PBM, software, retail chain pharmacy, professional pharmacy services). From 1993 to late 1994, he was President and Chief Operating Officer of Copley Pharmaceuticals, a major international generic drug manufacturer. Mr. Bonelli is a graduate of Harvard University with a Bachelor of Science degree in Biological Sciences. Mr. Bonelli has an MBA in Marketing and Finance from Rutgers University Graduate School of Business and a JD from the University of San Francisco School of Law.

Joseph W. McSherry was appointed as our Chief Financial Officer on July 30, 2004. Mr. McSherry was previously the Chief Financial Officer of Old Optigenex from June 15, 2004 until July 30, 2004, the date on which a subsidiary of Vibrant Health International acquired the assets of Old Optigenex. Prior to joining our Company, Mr. McSherry held positions as President, Chief Operating Officer and Chief Financial Officer of BlueStone Capital Corp. and Watson Securities Corp. from 1994 to June 2004. Prior to joining BlueStone Capital, Mr. McSherry was Chief Financial Officer for Asset Growth Partners, an investment and merchant banking group. He was responsible for merger and acquisition activity, debt financing, and secondary financing for this public company, and was extensively involved in the bank's strategic planning and management. He is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants, a member of the National Investor Relations Institute and a member of the National Society of Compliance Professionals.

Kenji Kitatani was appointed as a Director of our Company on October 1, 2004. Since May 1, 2004, Dr. Kitatani has served as an Executive Advisor for Sony Corporation of Tokyo. From May 2001 until April 30, 2004, Dr. Kitatani served as Executive Vice President, Business Planning, of Sony Corporation of America ("SCA"). In this position, he helped develop, expand and coordinate the business relationships for SCA's operating units, including Sony Electronics Inc., Sony Music Entertainment Inc., Sony Pictures Entertainment and Sony Corporation. He held the additional title of Group Executive Officer, Sony Corporation. Dr. Kitatani joined Sony Corporation in October 1999 as Executive Strategist, Media Content, Broadcasting and Communications. Dr. Kitatani has maintained his own consulting company, Communications Policy and Management Corp. ("CPM") in New York since 1987. Dr. Kitatani holds an M.A. and Ph.D. in Communications Policy, Law and Management from the University of Wisconsin (Madison).

James Favia was appointed as a Director of our Company on October 1, 2004. From January 1999 until the present, Mr. Favia has served as a consultant/advisor to Arcavista, a New York based software company, and Donald & Co. a New York based investment banking company. He has had an extensive career in the financial industry, extending from equity analysis to institutional money management to venture capitalist. As an equity analyst he covered the chemical, healthcare and pharmaceutical industries while employed by the Trust Department of Chemical Bank and, later, with Kuhn, Loeb & Company. At Kuhn, Loeb & Company, Mr. Favia was Head of Research and a Partner. At Chemical Bank, Mr. Favia was Head of Research and responsible for managing twenty equity analysts. Mr. Favia was also responsible for the management of institutional portfolios including the Chemical Bank Profit Sharing Plan and a Special Fund that invested in technology and healthcare companies with a market capitalization of at least $100 million; the Special Fund increased money under management from $30 million to $400 million over a period of several years due to appreciation of the portfolio investments. The institutional money managed operation was subsequently spun off as a wholly owned subsidiary of Chemical Bank under the name Favia, Hill with $9 billion under management, of which Mr. Favia was President. Mr. Favia has been a principal and consultant to various venture capital and brokerage firms and has also served on several Boards of Directors. He has also served as a Vice President and Treasurer of The New York Society of Securities Analysts and is a Chartered Financial Analyst.

Michael Mullarkey was appointed as a Director of our Company on October 1, 2004. Since November 2001, he has been the Chairman of the Board of Directors of Workstream Inc., a company that offers software and services that address the needs of companies to recruit, train, evaluate, motivate and retain their employees and has been Workstream's Chief Executive Officer since April 2001. In April 2003, Mr. Mullarkey assumed the responsibilities of President of Workstream, a position in which he previously served from April 2001 until November 2001. From January 2001 to April 2001, Mr. Mullarkey was a major investor in Allen and Associates Inc., a full service outplacement firm in the United States, which Workstream acquired in April 2001. From October 1999 to December 2000, he served as General Manager of Sony Corporation. From January 1998 to September 1999, Mr. Mullarkey was the co-founder and managing director of Information Technology Mergers & Acquisitions, LLC, an investment capital group managing private equity funding and investing in emerging technology markets and organizations. From March 1997 to December 1998, he was the Senior Vice President of sales and marketing for Allin Communications, a publicly traded enterprise solution provider. From October 1989 to February 1997, Mr. Mullarkey was Vice President and General Manager at Sony Corporation of America, a US subsidiary of Sony Corporation.

Employment Agreements with Management

We entered into a three-year employment agreement with William Walters our Chairman of the Board in April 2003. The agreement initially provided for base salary of $150,000 per annum, which was adjusted to $200,000 per annum as of August 1, 2004 by the Board of Directors. According to the agreement, the annual base salary may be further adjusted from time to time by a majority of the Board of Directors. Mr. Walters' base salary can be adjusted by the parties to the agreement if he devotes fewer than 40 hours per week to the Company. In addition, Mr. Walters is eligible to participate in all executive benefit plans and to receive an annual bonus on such terms, at such time and in such amount as determined by the Board of Directors. If we terminate the agreement without cause (as defined in the agreement), or if Mr. Walters terminates the agreement for good reason (as defined in the agreement) Mr. Walters is entitled to receive his annual base salary at the rate then in effect and all benefits then afforded to senior executives through the end of the original three-year term, together with expenses incurred as of the date of termination. The agreement contains a non-competition covenant that survives for a period of one year after termination of employment (two years if Mr. Walters is terminated for cause, or resigns without good reason). Mr. Walters waived all of the salary owed him through May 31, 2004.

We entered into a one-year employment agreement with Anthony Bonelli, our President in August 2004. The agreement provides for an annual base salary of $200,000, which may be adjusted from time to time by a majority of the Board of Directors. The agreement also provides for a bonus of up to $200,000. Of this amount, Mr. Bonelli received $50,000 upon the execution of his employment agreement. Mr. Bonelli received an additional $50,000 on November 1, 2004 and is due to be paid the remaining $100,000 bonus as follows: $50,000 on March 1, 2005 and $50,000 on June 1, 2005. Mr. Bonelli is eligible to participate in all executive benefit plans. If we terminate the agreement without cause (as defined in the agreement), or if Mr. Bonelli terminates the agreement for good reason (as defined in the agreement), Mr. Bonelli is entitled to receive his annual base salary at the rate then in effect and all benefits then afforded to senior executives through the end of the original one-year term, together with expenses incurred as of the date of termination. The agreement contains a non-competition covenant that survives for a period of one year after termination of employment (two years if Mr. Bonelli is terminated for cause or resigns without good reason). Mr. Bonelli's employment agreement was recently extended to February 2006.

We entered into a two-year employment agreement with Joseph McSherry, our Chief Financial Officer in June 2004. The agreement provides for an annual base salary of $140,000 which may be adjusted from time to time by a majority of the Board of Directors. In addition, Mr. McSherry is eligible to participate in all executive benefit plans and to receive an annual bonus on such terms, at such time and in such amount as determined by the Board of Directors. If we terminate the agreement without cause (as defined in the agreement), or if Mr. McSherry terminates the agreement for good reason (as defined in the agreement), Mr. McSherry is entitled to receive his annual base salary at the rate then in effect and all benefits then afforded to senior executives through the end of the original two-year term, together with expenses incurred as of the date of termination. The agreement contains a non-competition covenant that survives for a period of one year after termination of employment (two years if Mr. McSherry is terminated for cause or resigns without good reason).

Section 16(a) Compliance of Officers and Directors

We did not have a class of securities registered under Section 12(b) or Section 12(g) of the Securities Exchange Act in 2004 and as such, our officers, directors and 10% holders were not subject to the reporting requirements of
Section 16(a).

Code of Ethics


In November 2005 we adopted a code of ethics that applies to all of our employees including our principal executive officer, principal financial officer and principal accounting officer to our Board of Directors. We will provide to any person without charge, a copy of our code of ethics upon the receipt of a written request sent to our headquarters at 750 Lexington Ave, 6th Floor, New York, NY 10022.

                             EXECUTIVE COMPENSATION

The following table summarizes compensation information for the last fiscal year for (i) our Chief Executive Officer and (ii) each of our three executive officers other than the Chief Executive Officer who were serving as executive officers of our Company at the end of the fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                     Long-Term
                                                                     Annual Compensation           Compensation
                                                          ---------------------------------------  ------------
                                                                                                     Securities
                                                                                       All other     underlying
                                                          Salary           Bonu      compensation      options
Name and Principal Position                 Year           ($)              ($)          ($)             (#)
---------------------------                 ----          ------           -----     ------------    ----------
William Walters (1)                         2004          108,333             --             --        300,000
Chairman of the Board                       2003               --             --             --             --
                                            2002               --             --             --        100,000

Richard Serbin (2)                          2004          170,833         50,000             --        300,000
Chief Executive Officer, Director           2003           62,500             --             --             --
                                            2002               --             --             --        112,000

Anthony Bonelli (3)                         2004           75,000        100,000             --        250,000
President, Chief Executive Officer

Joseph McSherry (4)                         2004           75,833             --             --        300,000
Chief Financial Officer

(1) Mr. Walters did not begin receiving his salary until June 2004. Currently, he is compensated at the rate of $200,000 per year
(2) Mr. Serbin resigned his positions on September 15, 2005.
(3) Mr. Bonelli joined the Company in August 2004 and is compensated at the rate of $200,000 per year.
(4) Mr. McSherry joined the Company in June 2004 and is compensated at the rate of $140,000 per year.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                Individual Grants

The following table summarizes the options granted to each of the Named Executives in 2004

                        Number of
                        securities      Percent of
                        underlying     total options  Exercise
                         options        granted to     or base
                         granted        employees in   price         Expiration
Name                       (#)          fiscal year   ($/Share)         date
----                     -------       -------------  --------        --------
William Walters          300,000           17.9%       $ 3.00         8/6/2009
Richard Serbin           300,000           17.9%       $ 3.00         8/6/2009
Anthony Bonelli          250,000           14.9%       $ 3.00         8/20/2009
Joseph McSherry          300,000           17.9%       $ 3.00         8/6/2009

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

The following table summarizes the options that were exercised by the Named Executives in 2004 and the value of the remaining unexercised options at December 31, 2004.

                                                                      Number of
                                                                     securities
                                                                     underlying               Value of
                                                                     unexercised            unexercised
                                                                  options at fiscal         in-the-money
                              Shares                                  year-end           options at fiscal
                            acquired on                                  (#)                year end ($)
                             exercise        Value realized         Exercisable/            Exercisable/
Name                            (#)                ($)              Unexercisable        Unexercisable (1)
----                        ------------     ---------------      ------------------     -----------------
William Walters                 --                 --                    400,000/0          $200,000/$0
Richard Serbin                  --                 --                    412,000/0          $224,000/$0
Anthony Bonelli                 --                 --              100,000/150,000          $      0/$0
Joseph McSherry                 --                 --              100,000/200,000          $      0/$0

(1) Our common stock did not trade on an established exchange or on the over the counter market in 2004. The dollar value of these options was based on a stock price of $3.00 per share which is the price at which we sold shares of our common stock in private transactions in December 2004.

Director Compensation

In connection with their appointment as Directors of our Company on October 1, 2004, Mr. Favia, Mr. Mullarkey and Dr. Kitatani were each granted options to purchase 25,000 shares of our common stock at an exercise price of $3.00 per share. These options vested immediately on October 1, 2004, the date of grant.

None of our directors received any compensation for serving in such capacity during fiscal 2004.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table details information regarding our existing equity compensation plans as of December 31, 2004.

Equity Compensation Plan Information

                                                                                                 Number of
                                                                                                 securities
                                                                                            remaining available
                                                                                            for future issuance
                                                                                                under equity
                                          Number of securities       Weighted average        compensation plans
                                            to be issued upon        exercise price of           (excluding
                                               exercise of              outstanding              securities
                                          outstanding options,       options, warrants      reflected in column
                                           warrants and rights          and rights                  (a))
Plan Category                                      (a)                      (b)                     (c)
-------------                             --------------------       -----------------      -------------------
Equity compensation plans approved by
security holders                                1,675,000                  $3.00                 3,325,000
                                                ---------              ---------                 ---------
Equity compensation plans not
approved by security holders                    1,511,063                  $2.15                       -0-
                                                ---------              ---------                 ---------

Total                                           3,186,063                  $2.60                 3,325,000
                                                =========              =========                 =========

In July 2004, our shareholders approved the 2004 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to further the growth of Optigenex by allowing the Company to compensate employees and consultants who have provided bona fide services to the Company, through the award of Common Stock of the Company. The maximum number of shares of common stock that may be issued under the Plan is 5,000,000.

The Board of Directors is responsible for the administration of the Plan and has full authority to grant awards under the Plan. Awards may take the form of (i) Stock Options, (ii) Restricted Stock, (iii) Deferred Stock, and/or (iv) Other Stock-Based Awards. The Board of Directors has the authority to determine; (a) the employees and other persons that will receive awards under the Plan, (b) the number of shares covered by each award to be granted to each employee or other person, and (c) the exercise price, term and vesting periods, if any, in connection with the granting of an award.

NON-PLAN OPTIONS

Prior to the merger with Vibrant Health International in July 2004, we issued in the aggregate, options to purchase 681,895 shares to purchase our common stock to various employees and consultants. These options have exercise prices ranging from $0.01 to $2.00. All of the options vested immediately on the dates of the respective grants and have a life of five years. In October 2004, we issued in the aggregate, options to purchase 2,392,500 shares of our common stock to consultants. These options have an exercise price of $3.00 and a term of five years from the respective dates of grant. All of these options vested immediately on the dates of grant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 30, 2005 regarding the beneficial ownership of our Common Stock, based on information provided by
(i) each of our executive officers and directors; (ii) all executive officers and directors as a group; and (iii) each person who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock.

Unless otherwise indicated, the address of each beneficial owner is in care of Optigenex Inc., 750 Lexington Avenue, Sixth Floor, New York, New York 10022. Unless otherwise indicated, we believe that all persons named in the following table have sole voting and investment power with respect to all shares of Common Stock that they beneficially own.

For purposes of this table, a person is deemed to be a beneficial owner of the securities if that person has the right to acquire such securities within 60 days of September 30, 2005 upon the exercise of options or warrants. In determining the percentage ownership of the persons in the table below, we assumed in each case that the person exercised all options and warrants which are currently held by that person and which are exercisable within such 60 day period, but that options and warrants held by all other persons were not exercised, and based the percentage ownership on 10,375,699 shares outstanding on September 30, 2005.

Name and Address of                           Number of Shares       Percentage of Shares
Beneficial Owner                            Beneficially Owned     Beneficially Owned (1)
William Walters (2)                                  1,410,000                      13.1%
Anthony Bonelli (3)                                    400,000                       3.7%
Joseph McSherry (4)                                    250,000                       2.4%
James Favia (5)                                         25,000                          *
Kenji Kitatani (6)                                      50,000                          *
Michael Mullarkey (7)                                  125,000                       1.2%
Richard Serbin (8)                                   1,397,000                      12.9%
Vincent Giampapa (9)                                 1,260,000                      11.8%
Ronald Pero (10)                                       529,819                       5.1%
All Officers and Directors as a Group                2,260,000                      19.6%
(6 persons) (2)-(7)

* less than 1.0%

(1) Computed based upon the total number of shares of common stock underlying options held by that person which are exercisable within 60 days of September 30, 2005.
(2) Includes options to purchase 400,000 shares of our common stock.
(3) Includes options to purchase 400,000 shares of our common stock. Does not include options to purchase 150,000 shares that are not exercisable within 60 days of September 30, 2005.
(4) Includes options to purchase 250,000 shares of our common stock. Does not include options to purchase 50,000 shares that are not exercisable within 60 days of September 30, 2005.
(5) Includes options to purchase 25,000 shares of our common stock.
(6) Includes options to purchase 50,000 shares of our common stock.
(7) Includes options to purchase 25,000 shares of our common stock.
(8) Includes options to purchase 412,000 shares of our common stock.
(9) Includes options to purchase 300,000 shares of our common stock.
(10) Includes options to purchase 25,000 shares of our common stock.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information


Our common stock has been quoted on the OTC Bulletin Board under the symbol "OPGX.OB" since April 15, 2005. Prior thereto our common stock was listed on the Over-the-Counter Pink Sheet. There was no trading in our common stock during 2004 and during the quarter ended March 31, 2005.


The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by the OTC Bulletin Board. Particularly since our common stock is traded infrequently, such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions or a liquid trading market.

                                                      High         Low
                                                      ----         ---

        Second Quarter ended June 30, 2005            $   5.50     $   4.10
        Third Quarter ended September 30, 2005        $   5.50     $   0.68

Number of Stockholders


As of November 30, 2005, there were approximately 208 holders of record of our common stock.


Dividend Policy

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

                              SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders.

                                      Number of Shares
                                      Issuable Assuming      Percent                          Shares Beneficially Owned
                                     Full Conversion of     Ownership                              After Offering
Selling Stockholder                    Notes/Exercise     Assuming Full   Number of Shares
-------------------                    of Warrants (1)    Conversion(2)   Included Herein(3)    Number       Percent
                                       ---------------    -------------   ------------------    ------       -------
AJW Offshore, Ltd. (4)                      1,381,250         % (5)            3,080,740           -0-            --
AJW Qualified Partners, LLC (4)               961,458                          2,144,436           -0-            --
AJW Partners, LLC (4)                         325,000                            724,880           -0-            --
New Millenium Capital Partners II,             40,625                             90,610           -0-            --
LLC (4)

----------
*     less than 1%.
      (1) Number of shares includes (i) shares issuable upon conversion of the convertible debentures for each selling stockholder, assuming a conversion price of $1.92, which represents 60% of the closing price of $3.20 on the date we executed the term sheet for the issuance of the convertible debentures, and (ii) shares issuable upon exercise of the warrants issued to each selling stockholder.

      (2) Assumes waiver by each selling stockholder of the provision that limits the number of shares to be held by it to 4.99%.

      (3) Number of shares includes shares issuable as interest payments due under the convertible notes assuming that the convertible notes are not converted and remain outstanding for the entire three-year term. In addition, it includes additional shares to be issued based on a good faith estimate of the number of shares issuable upon conversion of the secured convertible notes and exercise of warrants. Because the number of shares of common stock issuable upon conversion of the secured convertible notes is dependent in part upon the market price of the common stock prior to each conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the secured convertible notes, for purposes of determining the total number of shares to be included in this registration statement, we are required to multiply by two the number of shares issuable upon conversion of the convertible notes and upon exercise of the warrants.

      (4) These selling stockholders are affiliates of each other by reason of common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control, through Mr. Ribotsky, over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control, through Mr. Ribotsky, over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control, through Messrs. Ribotsky and Groveman, over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control, through Mr. Ribotsky, over the shares owned by New Millennium Capital Partners II, LLC. The selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers

      (5) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table. The percentage of shares owned by each is based on a total outstanding number of 10,375,699 as of September 30, 2005.

The following is a description of the selling shareholders relationship to us and how each the selling shareholder acquired the shares to be sold in this offering:

On August 31, 2005, we entered into a securities purchase agreement with four investment funds for the sale in three installments of an aggregate of $4,000,000 in secured convertible notes (the "Notes") and five-year warrants (the "Warrants") to purchase 625,000 shares of our common stock at $4.50 per share. We received the first installment of $1,300,000 and issued warrants to purchase an aggregate of 203,124 shares of our common stock on August 31, 2005. Under our agreement with these investors, additional funds in the amount of $1,350,000 will be were advanced within two days of the filing date of the registration statement of which this prospectus forms a part. The balance of $1,350,000 will be advanced upon effectiveness of the registration statement. We will issue warrants to purchase 210,938 shares of our common stock as part of the second and third installments. The secured convertible notes bear interest at 8%, mature three years from the date of issuance, and are convertible into our common stock at any time, at the investors' option, at the lower of $3.20 per share, or 60% of the average of the three lowest intraday trading prices for the Common Stock on the Over-The-Counter Bulletin Board for the 20 trading days ending the day before the conversion date. We have the right to prepay the Notes under certain circumstances at a premium ranging from 25% to 50% depending on the timing of such prepayment. We have granted the investors a security interest in substantially all of our assets. We agreed to file the registration statement of which this prospectus forms a part for the purpose of registering the shares issuable upon conversion of the Notes and exercise of the Warrants. If the registration statement is not declared effective within 120 days from the date of closing, we are required to pay to the investors liquidated damages in Common Stock or cash, at our election, in an amount equal to 2% of the outstanding principal amount of the Notes per month plus accrued and unpaid interest.

The investors may exercise the Warrants on a cashless basis if the shares underlying the Warrants are not then registered. In the event of a cashless exercise, we will not receive any proceeds. The investors have agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Dr. Vincent Giampapa, a principal stockholder of our Company, purchased approximately $85,000 and $18,000 of our products in fiscal 2004 and 2003, respectively. In addition, in fiscal 2004, we sold approximately $72,000 of our products to Suracell, Inc., a company in which Dr. Giampapa has a 50% ownership interest. We also paid Dr. Giampapa consulting fees in the amounts of $55,073 and $77,000 in 2004 and 2003, respectively.


In fiscal 2004, we paid approximately $97,000 in commissions and issued 30,500 warrants to Sands Brothers Inc., a New York based investment bank, in connection with private sales of our common stock. In addition, we paid Sands Brothers $40,000 in connection with a consulting agreement. At the time of these transactions, Mr. William Walters, our Chairman of the Board and a significant stockholder, was the Vice-Chairman of Sands Brothers.

On October 1, 2004, we entered into a one year Service Agreement with Communications Policy and Management Corporation ("CPMC"), a corporation owned by Dr. Kenji Kitatani, a member of our Board of Directors. The purpose of this agreement is to secure the services of Dr. Kitatani as our business representative in Japan. Pursuant to this agreement, we pay a consulting fee of $13,000 per month to CPMC. Dr. Kitatani was also granted options to purchase 50,000 shares of our common stock at an exercise of $3.00 per share. These options vested immediately on October 1, 2004, the date of the grant.

                            DESCRIPTION OF SECURITIES


The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and bylaws which are included as exhibits to our Report on 10-KSB for the fiscal year ended December 31, 2004. Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock $0.001 par value per share. As of December 16, 2005, there were 10,450,234 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.


Common Stock


We are authorized to issue 100,000,000 shares of common stock of which as of December 16, 2005, 10,450,234 shares are issued and outstanding. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.


Preferred Stock

Our board of directors is authorized without further stockholder approval, to issue from time to time up to a total of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Currently, there are no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Warrants

As of September 30, 2005, we had the following warrants outstanding:

Warrants to acquire 111,668 shares that expire in June 2009 and that are currently exercisable at $3.30 per share.

Warrants to acquire 116,717 shares that are currently exercisable at $3.00 per share. Of these warrants, 70,786 expire in March 2010, 26,664 expire in June 2010 and 19,267 expire in September 2010.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc.

                              PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the named selling stockholders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the common stock by one or more of the following methods, without limitation:

      o Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

      o Ordinary brokerage transactions and transactions in which the broker solicits purchases;

      o     Privately negotiated transactions;

      o     In connection with short sales of company shares;

      o Through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

      o     By pledge to secure debts of other obligations;

      o In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

      o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

      o     In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling stockholder can presently estimate the amount of any such compensation.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock will be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers are deemed to be underwriters under the Securities Act while affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.


A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common stock. A selling stockholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholder and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the common stock offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling stockholder has agreed to indemnify us against specified liabilities.

The issued and outstanding common stock, as well as the common stock to be issued offered by this prospectus was originally, or will be, issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act, as amended. We agreed to register the common stock issued or to be issued to the selling stockholders under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until all of the securities registered under this registration statement have been sold. We have agreed to pay all expenses incident to the registration of the common stock held by the selling stockholders in connection with this offering, but all selling expenses related to the securities registered shall be borne by the individual holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

                                  LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

The Company's balance sheets as of December 31, 2003 and 2004, and the related statements of operations, stockholders' equity, and cash flows for the years then ended included in this Prospectus have been audited by Goldstein Golub Kessler LLP, Certified Public Accountants, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 OPTIGENEX INC.

                          INDEX TO FINANCIAL STATEMENTS

December 31, 2004

Report of Independent Registered Public Accounting Firm                      F-2

Financial Statements:

  Balance Sheet                                                              F-3
  Statement of Operations                                                    F-4
  Statement of Stockholders' Equity                                          F-5
  Statement of Cash Flows                                                    F-6
  Notes to Financial Statements                                              F-7

  September 30, 2005 (Unaudited)
  Condensed Balance Sheet as of September 30, 2005                          F-19

  Condensed Statement of Stockholder's Equity for the nine months
  ended September 30, 2005                                                  F-21

  Condensed Statements of Cash Flows for the nine months ended
  September 30, 2005 and 2004                                               F-22

  Notes to Condensed Financial Statements                                   F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Optigenex Inc.

We have audited the accompanying balance sheets of Optigenex Inc. as of December 31, 2003 and 2004, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Optigenex Inc. as of December 31, 2003 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 21 to the financial statements, the Company has suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 21. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 3, 2005

                                 OPTIGENEX INC.
                                  BALANCE SHEET
                                  December 31,

                                                                                      2003               2004
                                                                                  ------------       ------------
ASSETS

Current Assets:
  Cash                                                                            $     67,944       $  1,196,568
  Accounts receivable                                                                                      80,761
  Inventories                                                                          560,151          2,041,699
  Prepaid expenses and other current assets                                              8,094            321,822
                                                                                  ------------       ------------
      Total current assets                                                             636,189          3,640,850

Property and equipment, at cost, net of accumulated
 depreciation of $ 6,267 and $36,741, respectively                                      48,351            146,720

Intangible assets, net                                                               5,748,700          4,033,484

Other assets                                                                                               63,919
                                                                                  ------------       ------------

      Total Assets                                                                $  6,433,240       $  7,884,973
                                                                                  ============       ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and accrued expenses                                           $    502,941       $  1,095,861
  Notes payable                                                                        219,372
  Loans payable - stockholders                                                          15,000
                                                                                  ------------       ------------

      Total current liabilities                                                        737,313          1,095,861
                                                                                  ------------       ------------

Commitments

Stockholders' Equity:
  Preferred stock - $0.001 par value; authorized 5,000,000
   shares, none issued
  Common stock - $0.001 par value; authorized 100,000,000 shares, issued and outstanding 7,053,635 and 9,456,140
   shares, respectively                                                                  7,054              9,457
  Additional paid-in capital                                                         8,467,196         15,351,139
  Accumulated deficit                                                               (2,778,323)        (8,571,484)
                                                                                  ------------       ------------
      Stockholders' equity                                                           5,695,927          6,789,112
                                                                                  ------------       ------------
      Total Liabilities and Stockholders' Equity                                  $  6,433,240       $  7,884,973
                                                                                  ============       ============

See Notes to Financial Statements

                                 OPTIGENEX INC.
                             STATEMENT OF OPERATIONS
                             YEAR ENDED DECEMBER 31,

                                                       2003             2004
                                                   -----------      -----------

Net sales                                          $    45,845      $   339,065

Cost of sales                                           16,627          229,675
                                                   -----------      -----------

Gross profit                                            29,218          109,390

Selling, general and administrative expenses         2,656,560        4,497,351

Impairment of intangible assets                                       1,405,200
                                                   -----------      -----------

Net loss                                           $(2,627,342)     $(5,793,161)
                                                   ===========      ===========

Net loss per common share - basic and diluted      $     (0.30)     $     (0.65)
                                                   ===========      ===========

Weighted-average number of common
 shares outstanding - basic and diluted              8,621,255        8,882,713
                                                   ===========      ===========

                        See Notes to Financial Statements

                                 OPTIGENEX INC.
                        STATEMENT OF STOCKHOLDERS' EQUITY
                          Year ended December 31, 2004

                                                  Common Stock                Additional
                                          Number of                             Paid-in         Accumulated         Stockholders'
                                            Shares            Amount            Capital           Deficit              Equity
                                        --------------    --------------    --------------     --------------      --------------
Balance at January 1, 2003                   2,500,000    $        2,500    $      247,500     $     (150,981)     $       99,019

Effect of recapitalization                     564,885               565              (565)

Issuance of common stock
  for cash                                   1,100,000             1,100         2,023,900                              2,025,000

Issuance of common stock
  for services                                 227,500               228           454,772                                455,000

Issuance of common stock
  in conversion of debt                        105,000               105           209,895                                210,000

Issuance of common stock
  and options for acquisitions               2,556,250             2,556         5,409,944                              5,412,500

Issuance of options to consultants                                                 121,750                                121,750

Net loss                                                                                           (2,627,342)         (2,627,342)
                                        --------------    --------------    --------------     --------------      --------------
Balance at December 31, 2003                 7,053,635             7,054         8,467,196         (2,778,323)          5,695,927

Issuance of common stock for cash            2,377,505             2,378         6,344,628                              6,347,006

Issuance of options to consultants                                                 514,340                                514,340

Exercise of stock options                       25,000                25            24,975                                 25,000

Net loss                                                                                           (5,793,161)         (5,793,161)
                                        --------------    --------------    --------------     --------------      --------------
Balance at December 31, 2004                 9,456,140    $        9,457    $   15,351,139     $   (8,571,484)     $    6,789,112
                                        ==============    ==============    ==============     ==============      ==============

                        See Notes to Financial Statements

                                 OPTIGENEX INC.
                             STATEMENT OF CASH FLOWS
                             Year ended December 31,

                                                                              2003              2004
                                                                          ------------      ------------
Cash flows from operating activities:
  Net loss                                                                $ (2,627,342)     $ (5,793,161)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Amortization of intangible assets                                          159,700           400,218
    Depreciation                                                                 6,267            30,474
    Stock-based compensation                                                   576,750           514,340
    Impairment of intangible assets                                                            1,405,200
    Exercise of stock options in exchange for services                                            25,000
    Changes in operating assets and liabilities,
     excluding the effects of acquisitions:
      Increase in accounts receivable                                                            (80,761)
      Increase in inventories                                                 (560,151)       (1,481,548)
      (Increase) decrease in prepaid expenses
       and other current assets                                                100,156          (313,728)
      Increase in other assets                                                                   (63,919)
      Increase in accounts payable and accrued
       expenses                                                                318,020           592,920
                                                                          ------------      ------------
        Net cash used in operating activities                               (2,026,600)       (4,764,965)
                                                                          ------------      ------------

Cash flows from investing activities:
  Patent costs                                                                 (69,309)          (90,202)
  Purchases of property and equipment                                          (29,618)         (128,843)

                                                                          ------------      ------------
        Cash used in investing activities                                      (98,927)         (219,045)
                                                                          ------------      ------------

Cash flows from financing activities:
  Proceeds from the issuance of common stock                                 2,025,000         6,347,006
  Increase in (repayment of) loans payable - stockholder                       225,000           (15,000)
  Payments on notes payable                                                    (56,529)         (219,372)
                                                                          ------------      ------------
        Net cash provided by financing activities                            2,193,471         6,112,634
                                                                          ------------      ------------

Net increase in cash                                                            67,944         1,128,624
Cash at beginning of year                                                                         67,944
                                                                          ------------      ------------
Cash at end of year                                                       $     67,944      $  1,196,568
                                                                          ============      ============
Supplemental schedule of noncash investing and financing activities:

  Stockholder loans converted into common stock                           $    210,000
                                                                          ============
  Issuance of common stock and options for services                       $    576,750      $    381,325
                                                                          ============      ============
  Issuance of common stock and options for acquisitions                   $  5,412,500
                                                                          ============
  Exercise of stock options in exchange for services                                        $     25,000
                                                                                            ============
  Notes payable issued for acquisitions                                   $    323,080
                                                                          ============

                        See Notes to Financial Statements

                                 OPTIGENEX INC.

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004

1. PRINCIPAL BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Optigenex Inc. (the "Company") is engaged in the business of developing and marketing proprietary products based on its patented compound known as AC-11.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimated by management.

The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses on these accounts.

Accounts receivable are reported at their outstanding unpaid principal balances reduced by an allowance for doubtful accounts. The Company estimates doubtful accounts based on historical bad debts, factors related to specific customers' ability to pay and current economic trends. The Company writes off accounts receivable against the allowance when a balance is determined to be uncollectible.

Our inventories are stated at the lower of cost, determined by the average cost method, or market. Our inventories consists of (i) raw materials that we purchase from a sole supplier in Brazil; (ii) our proprietary compound known as AC-11 which is manufactured in Brazil; and (iii) our line of nutritional supplement products that are produced by a contract manufacturer in the United States. We periodically review our inventories for evidence of spoilage and/or obsolescence and we remove these items from inventory at their carrying value.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition exceeds its carrying amount. The amount of impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value. At December 31, 2004, management performed an evaluation of the carrying value of its intangible assets, which consist primarily of patents and patents pending that were acquired in 2003 (See Note 4 - Acquisitions and Note 7 - Intangible Assets). In connection with this review, management determined that certain of such patents and patents pending were permanently impaired and an impairment charge of $1,405,200 was taken to reflect the write-off of the net book value of the impaired assets.

The estimated fair value of notes payable and loans payable - stockholders approximates the carrying amount due to the short-term nature of the instruments.

Revenue is recognized when persuasive evidence of an arrangement exists, the product has been delivered, the rights and risks of ownership have passed to the customer, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured. For arrangements that include customer acceptance provisions, revenue is not recognized until the terms of acceptance are met. Reserves for sales returns and allowances are estimated and provided for at the time of shipment.

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Depreciation of property, plant and equipment is provided for by the straight-line method over the estimated useful lives of the related assets.

Shipping costs are included in cost of sales and amounted to approximately $1,000 and $8,600 for the years ended December 31, 2003 and 2004, respectively.

Research and development costs are expensed when incurred. Research and development costs were approximately $418,000 and $416,000 for the years ended December 31, 2003 and 2004 respectively.

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004
                                   (continued)

Footnote 1 (cont.)

Costs incurred for producing and communicating advertising are expensed as incurred and included in selling, general and administrative expenses in the accompanying statement of operations. Advertising expenses approximated $216,000 and $127,000 for the years ended December 31, 2003 and 2004, respectively.

In accordance with the provisions of SFAS No. 123, the Company has elected to apply the current accounting rules under APB Opinion No. 25 and related interpretations in accounting for stock options and, accordingly, is presenting the disclosure-only information as required by SFAS No. 123. If the Company had elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, net loss and net loss per share would approximate the pro forma amounts shown in the following table:

Year ended December 31,                       2003                2004
                                         --------------      --------------

 Reported net loss                       $   (2,627,342)     $   (5,793,161)

 Deduct: total stock-based employee
    compensation expense determined
    under fair value based method
    for all awards, net of
    related tax effects                              --            (613,822)
                                         --------------      --------------

Proforma net loss                        $   (2,627,342)     $   (6,406,983)

Reported net loss per share
  - basic and diluted                    $        (0.30)     $        (0.65)

Proforma net loss per share
  - basic and diluted                    $        (0.30)     $        (0.72)

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R, Share-Based Payment, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. A key provision of this statement is the requirement of a public entity to measure the cost of employee services received in exchange for an award of equity instruments (including stock options) based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the requisite service period or vesting period). The above table reflects the estimated impact that the use of fair value accounting would have had on the Company's net income and net income per share if it had been in effect for the years ended December 31, 2003 and 2004. As the Company is a small business issuer, this standard becomes effective on January 1, 2006. Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Certain 2003 amounts have been reclassified, where appropriate, to conform to the 2004 presentation.

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004
                                   (continued)

2. MERGER WITH VIBRANT HEALTH INTERNATIONAL:

On July 30, 2004, Optigenex Inc. ("Optigenex") entered into an Asset Purchase Agreement (the "Transaction") with Vibrant Health International, a Nevada corporation ("Vibrant"), Optigenex Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Vibrant ("Acquisition Corp"), and Thomas McAdam ("McAdam), who, prior to the closing of the Transaction, was the principal shareholder and the sole officer and director of Vibrant.

Vibrant was holding company that conducted its business of selling nutraceutical products through its wholly owned subsidiary Vibrant Health Inc. a Colorado corporation ("VHI"). At the time of the Transaction, in addition to Acquisition Sub and VHI, Vibrant also had another wholly owned subsidiary, Optigenex Merger Inc., a Delaware corporation ("Merger Inc."). Prior to the closing of this Transaction on July 30, 2004, Vibrant sold 100% of the common stock of VHI to McAdam in exchange for 3,417,560 shares of Vibrant that were owned by McAdam. These shares were cancelled and returned to the treasury of Vibrant. This reduced the total number of shares outstanding of Vibrant from 4,360,600 to 943,040. Simultaneously, Vibrant affected a .599 to 1 reverse split of its common shares which reduced the total number of shares outstanding to 564,885.

In this Transaction, Acquisition Sub purchased all of the assets and assumed all of the liabilities of Optigenex in exchange for 8,621,255 shares of Vibrant common stock ("Vibrant Shares"). When added to the 564,885 shares of Vibrant outstanding at the time of the transaction, the 8,621,255 shares issued to Optigenex represented approximately 94% of Vibrant's common stock outstanding immediately after the Transaction. The 8,621,255 shares issued to Optigenex were equal to the total number of Optigenex shares outstanding on July 30, 2004, the date of the Transaction. Vibrant also issued 681,895 options ("Substitute Options") and 111,668 warrants ("Substitute Warrants") to purchase shares of Vibrant common stock to Optigenex. The number of Substitute Options and Substitute Warrants were equal to the number of Optigenex options and warrants that were issued and outstanding on the date of the Transaction. The issuance of the Substitute Options and Substitute Warrants had no accounting consequence since the aggregate intrinsic value of the Substitute Options and Substitute Warrants immediately after the issuance was not greater than the aggregate intrinsic value before the issuance and the ratio of the exercise price per share to the fair value per share was not reduced. Additionally, the issuance did not accelerate the vesting or extend the life of the options and warrants. Simultaneous with the closing of the Transaction on July 30, 2004, Vibrant merged with and into its wholly owned Delaware subsidiary Merger Inc. with Merger Inc. being the surviving corporation. Also on July 30, 2004, Optigenex distributed its remaining assets, which consisted of the Vibrant Shares, the Substitute Options and the Substitute Warrants, directly to its shareholders, option holders and warrant holders. This distribution of the assets of Optigenex had no accounting consequence to Merger Inc. as Optigenex was a separate legal entity unrelated to Merger Inc. Upon the dissolution of Optigenex on July 30, 2004, the name Optigenex Inc. was available and Merger Inc. changed its name to Optigenex Inc. ("Optigenex", "Company", "we", "our", "us").

On August 25, 2004, Acquisition Sub, which contained the assets and liabilities that were acquired in the Transaction, merged with and into Optigenex with Optigenex being the surviving corporation. The effect of this merger was to eliminate Acquisition Sub as a legal subsidiary of Optigenex.

At the time of the Transaction, Vibrant was a non-operating shell corporation with nominal assets and as such, it did not meet the definition of a business under EITF 98-3 "Determining Whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business" since it did not contain any of the inputs described in EITF 98-3 such as long lived assets, intellectual property, the ability to obtain access to necessary materials or rights, or employees. Optigenex was a private operating company which, on the date of the Transaction, had assets which consisted of cash, property and equipment, and intellectual property such as patents, patents pending, trademarks and trade names and as such, it did meet the definition of a business under EITF 98-3. Since the stockholders of Optigenex owned in the aggregate 94% of the issued and outstanding common stock of Vibrant upon the closing of the Transaction, Optigenex was deemed to be the acquirer for accounting purposes. Accordingly, the Transaction was accounted for as a recapitalization of Optigenex and not a business combination.

The historical financial statements for all periods presented herein are the historical financial statements of Optigenex. There was no effect on the historical stockholders' equity accounts of Optigenex as a result of the Transaction except for an adjustment to common stock offset by an adjustment to paid in capital to reflect the par value of the 564,885 shares owned by the Vibrant shareholders.. For the purpose of computing loss per share for 2003, the 8,621,255 shares issued by Vibrant to Optigenex are deemed to have been issued and outstanding as of January 1, 2003. For the purpose of computing loss per share for 2004, the 564,885 shares retained by the Vibrant shareholders have been included in the calculation of weighted average shares outstanding as of July 30, 2004, the date of the Transaction.

3. LOSS PER SHARE:

Basic loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period after giving retroactive effect to the recapitalization. Diluted earnings per share gives effect to dilutive options, warrants and other potential common stock outstanding during the period. Potential common stock, consisting of options and warrants outstanding of 706,895 and 3,186,063 for the years ended December 31, 2003 and 2004, respectively, have not been included in the computation of diluted loss per share, as the effect would be anti-dilutive.

4. ACQUISITIONS:

On April 4, 2003, the Company acquired certain assets of the Giampapa Institute for Anti-Aging Medical Therapy and Optigene-X, LLC (collectively "Giampapa"). The acquisition provided the Company with an exclusive license to certain patents that it uses in its business.

The purchase price amounted to $2,973,080, consisting of 1,400,000 shares of common stock valued at $2,800,000 and the issuance of a note payable of $173,080 to an individual for the release of his license agreement to utilize the patents. The value of the common stock issued in connection with the transaction was $2.00 per share, which was based on sales of common stock in close proximity to the transaction, to unrelated parties.

The purchase price was allocated to the patents and patents pending that are the subject of the exclusive license agreement. These patents and patents pending have a weighted average useful life of 11 years.

On November 6, 2003, the Company acquired certain assets and assumed certain liabilities of CampaMed LLC ("CampaMed"). The acquisition provided the Company with certain patents that it uses in its business.

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004
                                   (continued)

Footnote 4 (cont.)

The purchase price amounted to $2,891,012, consisting of 1,156,250 shares of common stock valued at $2,312,500, the issuance of a note payable of $150,000 and the assumption of liabilities totaling $128,512. The value of the common stock issued in connection with the transaction was $2.00 per share, which was based on sales of common stock in close proximity to the transaction, to unrelated parties. In addition, the Company issued options to purchase 150,000 shares of its common stock at an exercise price of $0.001 which were valued at $300,000.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. Such fair values were determined based on estimates.

Property and equipment                                              $    25,000
Intangible assets                                                     2,866,012
                                                                    -----------
Total assets acquired                                                 2,891,012

Current liabilities assumed                                            (128,512)

Notes payable                                                          (150,000)
                                                                    -----------
Net assets acquired                                                 $ 2,612,500
                                                                    ===========

Of the $2,866,012 of acquired intangible assets, $251,634 was assigned to registered trademarks, trade names and copyrights, and $2,614,378 was assigned to patents and patents pending which have weighted-average useful lives of approximately 12 and 10 years, respectively.

Additionally, the Company is required to make additional payments to the seller based on a percentage of sales from certain products, as defined in the agreement. The payments are conditional upon sales and will not exceed $500,000. Payments of this contingent purchase price will be recorded as additional costs of the acquisition as incurred. In 2004, the Company made payments totaling approximately $27,500 pursuant to this obligation.

The following summarized pro forma consolidated statement of income (unaudited) assumes the acquisitions occurred at January 1, 2003:

Net sales                                              $    45,845
Net loss                                                (2,813,122)
Net loss per common share - basic and diluted          $     (0.33)

5. INVENTORIES:

Inventories consist of the following:

December 31,                                      2003            2004
------------                                   ----------      ----------
Raw materials                                  $   71,690      $1,640,499
Finished goods                                    488,461         401,200
                                               ----------      ----------
                                               $  560,151      $2,041,699
                                               ==========      ==========

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004
                                   (continued)

6. PROPERTY AND EQUIPMENT:

Property and equipment, at cost, consists of the following:

December 31,                         2003           2004       Useful Life
------------                         ----           ----       -----------
Office equipment                  $   7,068      $  69,751     3 to 7 years
Leasehold improvements                              66,160          3 years
Production equipment                 47,550         47,550     3 to 7 years
                                  ---------      ---------     ------------
                                     54,618        183,461
Less accumulated depreciation        (6,267)       (36,741)
                                  ---------      ---------

                                  $  48,351      $ 146,720
                                  =========      =========

7. INTANGIBLE ASSETS:

Intangible assets, at cost, consist of the following:

December 31,                                 2003                            2004
------------                                 ----                            ----
                                    Gross        Accumulated        Gross        Accumulated
                                    Amount       Amortization       Amount       Amortization
                                 ------------    ------------    ------------    ------------
Trademarks, trade names
 and copyrights                  $    251,634    $      4,194    $    259,712    $     29,842
Patents                             4,466,715         155,506       3,193,603         530,076
Patents and patents pending         1,190,051               0       1,140,087               0
                                 ------------    ------------    ------------    ------------
                                 $  5,908,400    $    159,700    $  4,593,402    $    559,918
                                 ============    ============    ============    ============

The Company's long-lived assets and certain identified intangible assets such as patents, patents pending and trademarks are reviewed in accordance with Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. At December 31, 2004, management has determined that certain of the patents and patents pending that were licensed in connection with from the Giampapa Acquisition will not be utilized and are not expected to generate any revenue for the foreseeable future. Accordingly, an impairment charge of $1,405,200 was taken to reflect the write-off of the net book value of the impaired assets. Of the total impairment charge, $1,355,236 related to six licensed patents and $49,964 related to one licensed patent pending.

Patents are amortized over periods ranging from of 12 to 18 years, which represents the remaining lives of the patents. Patent pending applications will be amortized when the patents are issued. Trademarks, trade names and copyrights are being amortized over 10 years, the remaining estimated useful lives.

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004
                                   (continued)

Footnote 7 (cont.)

Amortization expense amounted to approximately $160,000 and $400,000 for the year ended December 31, 2003 and December 31, 2004, respectively. Estimated amortization expense for the next five years is as follows:

Year ending December 31,

        2005                                     223,000
        2006                                     223,000
        2007                                     223,000
        2008                                     223,000
        2009                                     223,000

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

Accounts payable and accrued expenses consist of the following:

December 31,                                       2003                2004
------------                                   ------------        ------------
Trade accounts payable                         $    102,187        $    871,359
Accrued professional fees                           316,076              55,000
Accrued salaries                                     37,500              70,041
Other                                                47,178              99,461
                                               ------------        ------------
                                               $    502,941        $  1,095,861
                                               ============        ============

9. NOTES PAYABLE:

Notes payable consisted of obligations originated upon the Company's acquisitions during 2003. The notes are non-interest bearing and due upon demand. These notes payable were paid off in their entirety in 2004.

December 31,                                               2003
------------                                             --------
Giampapa acquisition                                     $128,080
CampaMed acquisition                                       91,292
                                                         --------
                                                         $219,372
                                                         ========

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004
                                   (continued)

10. LOANS PAYABLE - STOCKHOLDERS

Loans payable - stockholders consists of a working capital loan made to the Company. The loan is noninterest-bearing and was repaid in March 2004.

In December 2003, the Company issued 105,000 shares of common stock to stockholders in conversion of $210,000 of loans payable.

11. COMMITMENTS AND CONTINGENCIES:

In June 2004, the Company entered into a noncancelable operating lease for office space expiring March 31, 2007. The aggregate minimum future payments under the lease are payable as follows:

Year ending December 31,

       2005                                               217,989
       2006                                               217,989
       2007                                                54,497
                                                         --------
                                                         $490,475
                                                         ========

The lease is subject to escalation for the Company's proportionate share of increases in real estate taxes and porters' wages. The Company sub-leases a portion of its office space for $4,000 per month to an unrelated company on a month to month basis. Net rent expense charged to operations amounted to approximately $43,000 and $169,000 for the years ended December 31, 2003 and 2004, respectively.

As of December 31, 2004, the Company has employment agreements with key executives and employees through July 2006. The agreements provide for approximate annual base salaries as follows:

Year ending December 31,

       2005                                               757,000
       2006                                               158,000
                                                         --------
                                                         $915,000
                                                         ========

12. STOCKHOLDERS' EQUITY:

During 2003, the Company sold and issued 1,000,000 shares of common stock at $2.00 per share.

During 2003, the Company issued 284,895 options to consultants for services performed. These options consist of 30,000 options exercisable at $1.00 per share and 254,895 options exercisable at $2.00 per share. The options vested immediately and are exercisable for a period of five years from the date of the respective grants. At the time of these option grants, the market value of the Company's common stock was $3.00 per share. The value of the options aggregating $121,750 has been included in selling, general and administrative expenses for the year ended December 31, 2003. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the year ended December 31, 2003: expected volatility of 0%; risk-free interest rate of 5%; expected lives of 5 years; and no expected dividends.

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004
                                   (continued)

Footnote 12 (cont.)

During 2004, the Company completed private sales of its common stock whereby it sold 2,377,505 shares for net proceeds of $6,347,006. Of this amount, the Company sold 162,500 shares at $2.00 per share and 2,215,005 shares at $3.00 per share. The Company incurred $623,005 of commissions and legal fees related to these private sales, including $96,700 in commissions to Sands Brothers & Co., Ltd., an investment banking firm. The Chairman of the Company was the Vice Chairman of Sands Brothers & Co., Ltd. at the time of the private sales. In connection with the private sales, the Company issued warrants to purchase 111,668 shares of its common stock to its investment bankers and agents, including warrants to purchase 30,500 shares of common stock to Sands Brothers & Co., Ltd. Each warrant allows the holder to purchase one share of common stock at a price of $3.30 per share and is exercisable for a period of five years from the respective date of grant.

During 2004, a consultant exercised an option to purchase 25,000 shares of common stock at an exercise price of $1.00, in exchange for services rendered. The value of the services rendered was $25,000 which was included in selling, general and administrative expenses in the year ended December 31, 2004.

13. STOCK OPTION PLANS:

In July 2004, the Board of Directors and then sole stockholder of the Company adopted the 2004 Stock Incentive Plan, pursuant to which 5,000,000 shares of common stock have been reserved for issuance. The plan provides for grants of incentive stock options, non-qualified stock options and shares of common stock to employees, non-employee directors and others. In the case of an incentive stock option, the exercise price cannot be less than the fair market value of the Company's common stock on the date of grant. Vesting schedules for options and stock awards and certain other conditions are to be determined by the Board of Directors or a committee appointed by the Board of Directors. During August 2004, options to purchase an aggregate of 1,450,000 shares of common stock with an exercise price of $3.00 per share were granted under this plan. At the time of these option grants, the market value of the Company's common stock was $3.00 per share. These options were issued in the aggregate to four officers and one director.

In October 2004, the Company issued options to purchase an aggregate of 942,500 shares of common stock to various employees and consultants. Of this amount, options to purchase 16,000 shares of common stock at an exercise price of $0.01 and options to purchase 4,500 shares of common stock at an exercise price of $2.00 were granted to two consultants. Of the remaining 922,000 options, 225,000 options were granted in the aggregate to two employees and three directors at an exercise price of $3.00, and 697,000 options were granted to consultants at an exercise price of $3.00. At the time of these option grants, the market value of the Company's common stock was $3.00 per share. All of these options vested immediately.

The value of the 717,500 options issued to consultants, aggregating $514,340 has been included in selling, general and administrative expenses for the year ended December 31, 2004. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the year ended December 31, 2004: expected volatility of 0%; risk-free interest rate of 5.0%; expected lives of 5 years; and no expected dividends.

A summary of the status of the Company's options as of December 31, 2004 and changes during the year then ended is presented below:

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004
                                   (continued)

Footnote 13 (cont.)

                                                                     Weighted-
                                                    Number            Average
                                                      of             Exercise
                                                    Shares             Price
                                                  ----------         ----------

Outstanding at January 1, 2003                       272,000         $     1.00
Granted during 2003                                  434,895         $     1.24
                                                  ----------         ----------
Outstanding at December 31, 2003                     706,895         $     1.15

Granted during 2004                                2,392,500         $     2.98
Exercised during 2004                                (25,000)              1.00
                                                  ----------         ----------
Outstanding at December 31, 2004                   3,074,395         $     2.57
                                                  ==========         ==========
Options exercisable at December 31, 2004           2,724,395         $     2.52
                                                  ==========         ==========

The following table summarizes information for options currently outstanding and exercisable at December 31, 2004:

                             Options Outstanding                   Options Exercisable
                   ----------------------------------------     -------------------------
                                   Weighted-      Weighted-                     Weighted-
                     Shares         Average        Average        Shares          Average
Range of           Underlying      Remaining      Exercise      Underlying       Exercise
Exercise Prices      Options         Life          Price          Options         Price
---------------    ----------     ----------     ----------     ----------      ----------
$0.001                150,000     3.90 years      $   0.001        150,000      $    0.001
$0.01                  16,000     4.75 years           0.01         16,000            0.01
$1.00                 277,000     3.00 years           1.00        277,000            1.00
$2.00                 259,395     3.08 years           2.00        259,395            2.00
$3.00               2,372,000     4.66 years           3.00      2,022,000            3.00
                   ==========     ==========     ==========     ==========      ==========

$0.001-$3.00        3,074,395     3.81 years      $    2.57      2,724,395      $     2.52
                   ==========     ==========     ==========     ==========      ==========

The weighted-average fair value of options granted during the years ended December 31, 2003 and 2004 was $0.97 and $0.54 respectively.

14. INCOME TAXES

The Company has a net operating loss carryforward of approximately $5,500,000 available to offset taxable income through the year 2025.

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004
                                   (continued)

Footnote 14 (cont.)

The tax effects of loss carryforwards and the valuation allowance that give rise to deferred tax assets are as follows:

Net operating losses                                                $ 2,200,000
Less valuation allowance                                             (2,200,000)
                                                                    -----------
Deferred tax assets                                                 $       -0-
                                                                    ===========

The difference between income taxes computed at the statutory federal rate of 34% and the benefit for income taxes relates to the following:

December 31,                                            2003          2004
------------                                            ----          ----

Tax benefit at the federal statutory rate               34 %          34 %
Valuation allowance                                    (34)%         (34)%
                                                      ----          ----
                                                        -0-%          -0-%
                                                      ====          ====

15. RELATED PARTY TRANSACTIONS:

The following are related party transactions:

Year ended December 31,                                     2003          2004
-----------------------                                   --------      --------

Product sales to a 5% stockholder (a)                     $ 18,000      $ 84,851

Product sales to a company whose
   significant stockholder is a 5%
   stockholder of the Company (b)                                       $ 72,167

Consulting fees paid to a 5% stockholder                  $ 77,000      $ 55,073

Commissions and consulting fees to an investment
 bank whose former Vice Chairman is the Chairman
 of the Company                                                         $136,700

Consulting fees paid to a Director of the Company                       $ 39,000

Consulting fees paid to companies
 owned by a key employee                                  $ 63,000

The stockholder listed in (a) and (b) above is the same individual

The Company's two largest customers accounted for approximately 25% and 21% of total sales for the year ended December 31, 2004. In addition, these two customers accounting for an aggregate of 46% of total sales for the year were the related parties (a) and (b) listed in the above table.

At December 31, 2004, 88% of accounts receivable or approximately $71,000 was due from the two related parties (a) and (b) listed above. There were no amounts due from related parties at December 31, 2003.

At December 31, 2004, the Company owed $8,300 to related party (a). There were no amounts due to any related parties at December 31, 2003.

                                 OPTIGENEX INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2004
                                   (continued)

16. ROYALTY AGREEMENTS:

The Company is obligated, under a royalty agreement, to pay royalties on all sales of certain products including any compound, substance or ingredient derived from Cat's Claw. The maximum amount of royalties due is $347,700 and will be paid based on sales, as defined in the agreement. During 2004, the Company made royalty payments of approximately $27,000 in connection with this agreement.

Additionally, in connection with the CampaMed acquisition, the Company has assumed a royalty obligation based on sales of certain products using the Thiol or Nicoplex Technology. The maximum amount of royalties due is $3,500,000 and will be paid based on sales, as defined in the agreement.

17. SIGNIFICANT CUSTOMERS:

The Company's two largest customers accounted for approximately 25% and 21% of total sales for the year ended December 31, 2004. In addition, these two customers accounting for an aggregate of 46% of total sales for the year were also related parties (See Note 15 - Related Party Transactions). At December 31, 2004, 61% of accounts receivable were from such related parties.

For the year ended December 31, 2003, the Company's largest customer accounted for approximately 39% of total sales. This customer was also a related party.

18. SIGNIFICANT SUPPLIER:

The Company purchases 100% of the raw material for its products from a single supplier located in Brazil. In addition, the Company's proprietary manufacturing and processing equipment is located in a warehouse that is owned by this supplier. At December 31, 2004, approximately $525,000 of inventory was warehoused at this location.

The Company does not have a contractual arrangement with Centroflora Group related to the production of AC-11. The Company issues purchase orders to the manufacturer of its nutritional supplement products on an as needed basis.

19. JOINT VENTURE:

In November 2004, the Company entered into a joint venture to develop and market a line of professional hair care products which will contain, as an ingredient, its proprietary compound AC-11. The Company invested $25,000 for a 50% ownership interest in a newly created corporation known as PMO Products Inc., which was formed specifically for the purpose of developing and marketing the hair care products.

The joint venture had no activity in 2004. The investment is included in other assets in the accompanying balance sheet.

20. SUBSEQUENT EVENT:

Subsequent to December 31, 2004, the Company completed private sales of its common stock, whereby it sold 394,001 shares of restricted common stock at a price of $3.00 per share. The Company received gross proceeds of $1,182,003 and paid $65,700 in commissions in connection with these private sales.

21. GOING CONCERN:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern.

Management intends to raise additional equity capital through the private sale of its common stock to continue funding its ongoing operations. Since December 31, 2004, the Company completed private sale of its common stock whereby it sold 394,001 shares of restricted common stock at a price of $3.00 per share and received gross proceeds of $1,182,003.

There can be no assurances that the Company will be successful in raising additional equity capital on terms acceptable to the Company or at all. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                 OPTIGENEX INC.

                             Condensed Balance Sheet

                                  September 30,
                                      2005
                                   (Unaudited)

ASSETS

Current assets:
  Cash                                                             $    957,131
  Accounts receivable                                                    65,854
  Inventories                                                         2,389,711
  Prepaid expenses and other current assets                              61,660
                                                                   ------------
    Total current assets                                              3,474,356

Property and equipment, net                                             121,850
Intangible assets, net                                                3,883,991
Other assets                                                            189,388
                                                                   ------------

Total Assets                                                       $  7,669,585
                                                                   ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                 $    717,207
  Accrued expenses                                                      163,243
  Deferred income                                                        18,823
                                                                   ------------

    Total current liabilities                                           899,273

Callable secured convertible notes, net of
discount of $1,263,889                                                   36,111
Common stock warrants                                                    65,000
                                                                   ------------

    Total liabilities                                                 1,000,384

Stockholders' equity:
  Preferred stock - $0.001 par value; 5,000,000
shares authorized,
          none issued
  Common stock - $0.001 par value; 100,000,000
shares authorized,
    10,375,699 shares issued and outstanding                             10,376
  Additional paid-in capital                                         18,829,811
  Accumulated deficit                                               (12,170,986)
                                                                   ------------
    Total stockholders' equity                                        6,669,201
                                                                   ------------

Total Liabilities and Stockholders' Equity                         $  7,669,585
                                                                   ============

See notes to condensed financial statements

                                 OPTIGENEX INC.

                 Condensed Statements of Operations - Unaudited

                                                        Three Months Ended                        Nine Months Ended
                                                           September 30,                            September 30,
                                                -----------------------------------       -----------------------------------
                                                     2005                 2004                 2005                 2004
                                                --------------       --------------       --------------       --------------
Net sales                                       $       40,468       $       83,551       $      161,807       $      250,017

Cost of sales                                           29,091               48,490               98,245              105,012
                                                --------------       --------------       --------------       --------------

Gross profit                                            11,377               35,061               63,562              145,005

Selling, general and administrative                  1,237,285            1,681,256            3,809,222            2,677,695
                                                --------------       --------------       --------------       --------------

Loss from operations                                (1,225,908)          (1,646,195)          (3,745,660)          (2,532,690)

Other (income) expense:
  Interest expense                                      44,778                   --               44,778                   --
  Change in fair value of common
    stock warrants                                    (190,936)                  --             (190,936)                  --
                                                --------------       --------------       --------------       --------------

Net loss                                            (1,079,750)      $   (1,646,195)          (3,599,502)      $   (2,532,690)
                                                ==============       ==============       ==============       ==============

Net loss per common share - basic
  and diluted                                   $        (0.10)      $        (0.18)      $        (0.36)      $        (0.29)
                                                ==============       ==============       ==============       ==============

Weighted average number of common
  shares outstanding - basic and diluted            10,305,985            9,030,904           10,020,716            8,758,801
                                                ==============       ==============       ==============       ==============

See notes to condensed financial statements

                                 OPTIGENEX INC.

       Condensed Statement of Changes in Stockholders' Equity - Unaudited

                                                  Common Stock                Additional
                                        --------------------------------        Paid-in         Accumulated
                                            Shares            Amount            Capital            Deficit             Total
                                        --------------    --------------    --------------     --------------      --------------
Balance - December 31, 2004                  9,456,140    $        9,457    $   15,351,139     $   (8,571,484)     $    6,789,112

Issuance of common stock for cash              853,304               853         2,381,068                              2,381,921

Exercise of stock options                       66,255                66                                                       66

Issuance of options to consultants                                                  53,540                                 53,540

Beneficial conversion feature
related to callable secured convertible
notes                                                                            1,300,000                              1,300,000

Allocation of note proceeds to
warrants                                                                          (255,936)                              (255,936)

Net loss                                                                                           (3,599,502)         (3,599,502)
                                        --------------    --------------    --------------     --------------      --------------
Balance - September 30, 2005                10,375,699    $       10,376    $   18,829,811     $  (12,170,986)     $    6,669,201
                                        ==============    ==============    ==============     ==============      ==============

See notes to condensed financial statements

                                 OPTIGENEX INC.
                 Condensed Statements of Cash Flows - Unaudited

                                                           Nine Months Ended
                                                              September 30,
                                                     -----------------------------
                                                        2005               2004
                                                     -----------       -----------
Cash flows from operating activities:
  Net loss                                           $(3,599,502)      $(2,532,690)
  Adjustments to reconcile net loss to
    net cash used in operating activities:
      Depreciation                                        36,174            18,691
      Amortization of intangibles                        171,610           300,406
      Amortization of debt discount                       36,111                --
      Amortization of deferred financing costs             2,778                --
      Stock-based compensation                            53,540                --
      Equity in loss from joint venture                    9,334                --
      Income from change in value of warrants           (190,936)               --
  Changes in operating assets and liabilities:
    (Increase) decrease in accounts receivable            14,907           (44,933)
    Increase in inventories                             (348,012)       (1,443,582)
    (Increase) decrease in prepaid
      expenses and other current assets                  260,162           (19,548)
    (Increase) decrease in other assets                    2,419           (38,919)
    Increase (decrease) in accounts payable             (154,102)          405,718
    Decrease in accrued expenses                         (61,309)         (286,440)
    Increase in deferred income                           18,823                --
                                                     -----------       -----------
        Net cash used in operating
          activities                                  (3,748,003)       (3,641,297)
                                                     -----------       -----------
Cash flows from investing activities:
  Patent costs                                           (22,117)          (76,451)
  Purchases of property and equipment                    (11,304)         (128,843)
  Investment in joint venture                            (40,000)               --
                                                     -----------       -----------
        Net cash used in investing
          activities                                     (73,421)         (205,294)
                                                     -----------       -----------
Cash flows from financing activities:
  Proceeds from the sale of convertible note           1,300,000                --
  Proceeds from the issuance of common stock           2,381,987         5,723,007
  Deferred financing costs                              (100,000)               --
  Repayment of loans from stockholders                        --           (15,000)

  Payments on notes payable                                   --          (219,372)
                                                     -----------       -----------
        Net cash provided by financing
          activities                                   3,581,987         5,488,635
                                                     -----------       -----------
Net increase (decrease) in cash                         (239,437)        1,642,044

Cash - beginning of period                             1,196,568            67,944
                                                     -----------       -----------
Cash - end of period                                 $   957,131       $ 1,709,988
                                                     ===========       ===========
Supplemental schedule of cash flow information:
  Cash paid for interest                             $    34,666                --

Supplemental schedule of non-cash investing and financing activities:

  Allocation of convertible note proceeds to
    beneficial conversion feature                    $ 1,300,000                --
  Allocation of convertible note
    proceeds to warrants                             $  (255,936)               --

See notes to condensed financial statements

OPTIGENEX INC.
Notes to Condensed Financial Statements - Unaudited

Note 1. Basis of Presentation

The accompanying unaudited condensed interim financial statements of Optigenex Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and the requirements of
Item 310(b) of Regulation S-B. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Accordingly, the unaudited condensed interim financial statements for the three and nine-month periods ended September 30, 2005 and 2004 include all adjustments (consisting only of those of a normal recurring nature) necessary for a fair statement of the results of the interim period.

The results of operations for the nine-month period ended September 30, 2005 are not necessarily indicative of the results of operations expected for the year ending December 31, 2005. These financial statements should be read in conjunction with the audited financial statements as of December 31, 2004 and for the year then ended and the notes thereto, which are contained in the Company's Form 10-KSB for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Our inventories are stated at the lower of cost, determined by the average cost method, or market. Our inventories consists of (i) raw materials that we purchase from a sole supplier in Brazil; (ii) our proprietary compound known as AC-11 which is manufactured in Brazil; and (iii) our line of nutritional supplement products that are produced by a contract manufacturer in the United States. We periodically review our inventories for evidence of spoilage and/or obsolescence and we remove these items from inventory at their carrying value.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition exceeds its carrying amount. The amount of impairment loss, if any, is measured as the difference between the net book value of the asset and its estimated fair value.

Revenue is recognized when persuasive evidence of an arrangement exists, the product has been delivered, the rights and risks of ownership have passed to the customer, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured. For arrangements that include customer acceptance provisions, revenue is not recognized until the terms of acceptance are met. Reserves for sales returns and allowances are estimated and provided for at the time of shipment.

In accordance with the provisions of SFAS No. 123, the Company has elected to apply the current accounting rules under APB Opinion No. 25 and related interpretations in accounting for stock options and, accordingly, is presenting the disclosure-only information as required by SFAS No. 123. If the Company had elected to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, net loss and net loss per share would approximate the pro forma amounts shown in the following table:

OPTIGENEX INC.
Notes to Condensed Financial Statements - Unaudited

                                                      Three Months Ended                  Nine Months Ended
                                                         September 30,                      September 30,
                                                ------------------------------      ------------------------------
                                                    2005              2004              2005              2004
                                                ------------      ------------      ------------      ------------
Reported net loss                               $ (1,079,750)     $ (1,646,195)     $ (3,599,502)     $ (2,532,690)

Deduct: Total stock-based employee
   compensation expense determined under
   fair value based method for all awards,
   net of related tax effects                        (99,793)         (434,529)         (230,379)         (434,529)
                                                ------------      ------------      ------------      ------------
Proforma net loss                               $ (1,179,543)     $ (2,080,724)     $ (3,829,881)     $ (2,967,219)
                                                ============      ============      ============      ============
Reported net loss per share
basic and diluted                               $      (0.10)     $      (0.18)     $      (0.36)     $      (0.29)
                                                ============      ============      ============      ============
Proforma net loss per share
basic and diluted                               $      (0.11)     $      (0.23)     $      (0.38)     $      (0.34)
                                                ============      ============      ============      ============

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R, Share-Based Payment, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. A key provision of this statement is the requirement of a public entity to measure the cost of employee services received in exchange for an award of equity instruments (including stock options) based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the requisite service period or vesting period). The above table reflects the estimated impact that the use of fair value accounting would have had on the Company's net income and net income per share if it had been in effect for the nine months ended September 30, 2005 and 2004. This standard becomes effective for the Company on January 1, 2006.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 2. Loss per Share

Basic loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share gives effect to dilutive options, warrants and other potential common stock outstanding during the period. Potential common stock, consisting of options and warrants outstanding are shown in the table below.

Nine Months Ended
September 30,

                                    2005            2004
                                -----------     -----------
                                  3,643,058       2,243,563
                                ===========     ===========

These amounts have not been included in the computation of diluted loss per share, as the effect would have been anti-dilutive.

OPTIGENEX INC.
Notes to Condensed Financial Statements - Unaudited

Note 3. Inventories

Inventories consisted of the following components at September 30, 2005:

Raw materials       $2,004,511
Finished goods         385,200
                    ----------
                    $2,389,711
                    ==========

Note 4. Stockholders' Equity

During the three month period ended September 30, 2005, the Company completed private sales of its common stock, whereby it sold 192,667 shares of restricted common stock at a price of $3.00 per share. The Company received gross proceeds of $578,000 and paid a commission of $57,800 to a placement agent. The Company also issued a warrant to the placement agent to purchase 19,267 shares of its common stock at a price of $3.00 per share. The warrant is exercisable for a period of five years from the date of grant.

During the quarter ended September 30, 2005, the Company issued options to purchase an aggregate of 4,000 shares of its common stock to a consultant. These options have an exercise price of $3.00 per share and are exercisable for a period of five years from the dates of the grant. These options vested immediately on the date of the grant. The value of the option of $2,720 has been included in selling, general and administrative expenses for the three months ended September 30, 2005. The fair value of the option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: expected volatility 50%; risk-free interest rate of 4%; expected life of 5 years; and no expected dividends.

Note 5. Joint Ventures

In November 2004, the Company entered into a joint venture to develop and market a line of professional hair care products which will contain, as an ingredient, its proprietary compound AC-11. The Company invested $25,000 for a 50% ownership interest in a newly created corporation known as PMO Products Inc., which was formed specifically for the purpose of developing and marketing the hair care products. The Company accounts for this joint venture under the equity method. During the nine months ended September 30, 2005, PMO Products Inc. had net income of $0.

In July 2005, the Company invested $40,000 for a 50% ownership interest in Prometheon Labs, LLC. Prometheon was formed for the purpose of developing and marketing a line of oral nutritional supplements containing AC-11. The Company accounts for this joint venture under the equity method. During the nine months ended September 30, 2005, Prometheon incurred a net loss of $18,668 of which, the Company's 50% share is included in selling, general and administrative expenses.

Note 6. Callable Secured Convertible Notes

On August 31, 2005, the Company entered into a Securities Purchase Agreement with four accredited investors ("Note Holders") for the sale of up to (i) $4,000,000 in Callable Secured Convertible Notes (the

OPTIGENEX INC.
Notes to Condensed Financial Statements - Unaudited

"Convertible Notes") and (ii) warrants to purchase up to 625,000 shares of its common stock. The Convertible Notes bear interest at 8% and have a maturity date of three years from the date of issuance. The Company is not required to make any principal payments during the term of the Convertible Notes. The Convertible Notes are convertible into shares of the Company's common stock at the Note Holders' option, at the lower of (i) $3.20 per share or (ii) 60% of the average of the three lowest intra-day trading prices for the common stock as quoted on the Over-the-Counter Bulletin Board for the 20 trading days preceding the conversion date. The full principal amount of the Notes is due upon the occurrence of an event of default.

The warrants are exercisable for a period of five years from the date of issuance and have an exercise price of $4.50 per share. In addition, the conversion price of the Convertible Notes and the exercise price of the warrants will be adjusted in the event that the Company issues common stock at a price below the initial fixed conversion price of $3.20, with the exception of any shares of common stock issued in connection with the Convertible Notes. The conversion price of the Convertible Notes and the exercise price of the warrants may also be adjusted in certain circumstances such as if the Company pays a stock dividend, subdivides or combines outstanding shares of common stock into a greater or lesser number of shares, or takes such other actions as would otherwise result in dilution of the Note Holders' position. The Note Holders have contractually agreed to restrict their ability to convert their Convertible Notes or exercise their warrants and receive shares of the Company's common stock such that the number of shares of common stock held by the Note Holders and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, the Company has granted the Note Holders registration rights and a security interest in substantially all of the Company's assets. The Company has the right to prepay the Convertible Notes under certain circumstances at a premium ranging from 25% to 50% of the depending on the timing of such prepayment.

The Note Holders' are contractually obligated to purchase the Convertible Notes in three installments. On August 31, 2005, the Company sold $1,300,000 of Convertible Notes and issued warrants to purchase 203,124 shares of its common stock (the "First Installment"). The Company received net cash proceeds of $1,165,334 after the payment of transaction costs of $100,000 and prepaid interest of $34,666. The transaction costs have been capitalized and will be expensed over the term of the three year term of Convertible Notes. The prepaid interest represents four months of interest on the Convertible Notes and will be amortized to interest expense accordingly. The Company is then required to pay interest on a quarterly basis to the Note Holders.

On October 19, 2005, following the filing of the Company's registration statement on October 17, 2005, the Company sold an additional $1,350,000 of Convertible Notes to the Note Holders and issued warrants to purchase 210,938 shares of its common stock (the "Second Installment"). The Note Holders are obligated to purchase an additional $1,350,000 of Convertible Notes upon the Company's registration statement being declared effective (the "Third Installment"). In connection with the Third Installment, the Company will issue warrants to purchase 210,938 shares of its common stock to the Note Holders.

In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, the Company allocated the proceeds from the sale of $1,300,000 of Convertible Notes on August 31, 2005, between the relative fair values of the warrants and the debt. The fair value of the warrants was calculated using the Black-Scholes valuation model with the following assumptions: market price of common stock on the date of grant of $3.25, exercise price of warrants $4.50, risk-free interest rate of 4.0%, expected volatility of 50% and expected life of five years. The resulting fair value of the warrants of $255,936 was recorded as a debt discount. The Company calculated a beneficial conversion feature related to the remaining proceeds of $1,044,064 allocated to the debt portion of the Convertible Notes. This calculation resulted in a beneficial conversion feature which was greater than the amount of the allocated proceeds of $1,044,064. Accordingly, the Company recorded an additional debt discount of $1,044,064. The total debt discount of $1,300,000 will be amortized to interest expense over the three year term of the Convertible Notes.

OPTIGENEX INC.
Notes to Condensed Financial Statements - Unaudited

A summary of the Callable Secured Convertible Notes at September 30, 2005 is as follows:

Callable Secured Convertible Notes; 8% per annum;
due August 31, 2008                                            $ 1,300,000

Debt Discount, net of accumulated amortization of $36,111       (1,263,889)
                                                               -----------
Total                                                          $    36,111
                                                               ===========

Pursuant to the terms of a registration rights agreement entered into with the Note Holders, the Company is obligated to register for resale, within a defined time period, the shares underlying the warrants that were issued to the Note Holders under the Securities Act of 1933, as amended. The terms of the registration rights agreement provide that in the event that the registration statement does not become effective prior to December 30, 2005, the Company is required to pay to the Note Holders as liquidated damages, an amount equal to 2% per month of the outstanding principal amount of the Convertible Notes. This amount may be paid in cash or, at the Company's option, in shares of common stock priced at the conversion price then in effect on the date of the payment.

In accordance with EITF 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In, a Company's Own Common Stock," the fair value of the warrants amounting to $255,936 was recorded as a liability on the closing date of August 31, 2005. The fair value of the warrants was calculated using the Black-Scholes valuation model with the following assumptions: market price of common stock on the date of grant of $3.25, exercise price of warrants $4.50, risk-free interest rate of 4.0%, expected volatility of 50% and expected life of five years. The Company is required to re-measure the fair value of the warrants at each reporting period until the registration statement is declared effective. Accordingly, the Company measured the fair value of the warrants at September 30, 2005 using the Black-Scholes valuation model with the following assumptions: market price of common stock on the measurement date of $0.68, exercise price of warrants $4.50, risk-free interest rate of 4.0%, expected volatility of 100% and expected life of five years. This resulted in a fair market value for the warrants of $65,000 at September 30, 2005. The decrease in the fair market value of the warrants from $255,936 to $65,000 resulted in non-cash other income of $190,936.

Upon the Company meeting its obligation to register the securities, the fair value of the warrants on that date will be reclassified to equity.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

      Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth an estimate of the costs and expenses payable by Optigenex, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:


Securities and Exchange Commission Registration Fee                     $   514
Accounting Fees and Expenses                                            $15,000*
Legal Fees and Expenses                                                 $50,000*
                                                                        -------
Total                                                                   $65,514
                                                                        =======


----------
*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On July 30, 2004, in connection with our acquisition of substantially all of the assets (the "Optigenex Assets") of Optigenex Inc. ("Old Optigenex") we issued
(i) 8,621,255 shares of common stock, (ii) options to purchase an aggregate of 681,895 shares of our common stock, and (iii) options to purchase 111,668 shares of our common stock to Old Optigenex. The options and warrants were issued in exchange for the options and warrants of Old Optigenex on the same terms as the options and warrants of Old Optigenex. The Optigenex Assets consist of patents, patents pending, trademarks and other intellectual property. The securities were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Act").

In August, 2004 we issued 33,333 shares of common stock at $3.00 per share to a private investor pursuant to an exemption from registration provided by Section 4(2) of the Act. This issuance was exempt from registration under Section 4(2) of the Act.

On August 6, 2004, we issued options to purchase 300,000 shares of our common stock to Joseph McSherry, our Chief Financial Officer, pursuant to the terms of our employment agreement with Mr. McSherry. The options were issued under our 2004 Stock Incentive Plan, have an exercise price of $3.00 per share, vested as to 100,000 shares on the date of grant and will vest as to 150,000 shares on August 6, 2005 and as to 50,000 shares on August 6, 2006.

On August 6, 2004, we issued options to purchase 300,000 shares of our common stock to each of William G. Walters, the Chairman of our Board of Directors, Richard S. Serbin, our then Chief Executive Officer and Dr. Vincent Giampapa, our Chief Scientific Officer and the Chairman of our Scientific Advisory Board. The options were issued under our 2004 Stock Incentive Plan. All of these options have an exercise price of $3.00 per share and vested on the date of grant.

On August 20, 2004, we issued options to purchase 250,000 shares of our common stock to Anthony Bonelli, our President, pursuant to the terms of our employment agreement with Mr. Bonelli. The options were issued under our 2004 Stock Incentive Plan, have an exercise price of $3.00 per share, vested as to 100,000 shares on the date of grant and will vest as to 50,000 shares on each of February 16, 2005, August 16, 2005 and February 16, 2006.

In the fourth quarter of the year ended December 31, 2004 we issued 236,667 shares of our common stock to persons who qualify as "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933 ("the Act"). The aggregate purchase price of the shares was $710,000. The shares were issued to the purchasers without registration under the Act in reliance upon the exemptions from registration provided under Section 4(2) of the Act and Regulation D promulgated thereunder.

During the three month period ended March 31, 2005 we issued 394,001 shares of our common stock to persons who qualify as "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Act. We received gross proceeds of $1,182,303 in connection with the sale of these shares. We also issued an aggregate of 70,786 warrants to two financial advisory firms which have an exercise price of $3.00 and a term of five years from the date of grant.

In April 2005, we granted to Anthony Bonelli options to acquire 300,000 shares of common stock at $3.00 per share of which 150,000 vested immediately and the balance vest in February 2006. This grant was exempt from registration under
Section 4(2) of the Act.

During the three month period ended June 30, 2005 we sold 266,636 shares of our common stock to persons who qualify as "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Act. We received gross proceeds of $799,908 in connection with the sale of these shares. We also issued an aggregate of 26,664 warrants to a placement agent which have an exercise price of $3.00 and a term of five years from the date of grant.

In July, 2005 we sold 192,667 shares of our common stock to persons who qualify as "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Act. We received gross proceeds of $578,000 in connection with the sale of these shares and we also issued 19,267 warrants to a placement agent which have an exercise price of $3.00 and a term of five years from the date of grant.

On August 31, 2005, we issued to four offshore investment funds, secured convertible notes in the principal amount of $1,300,000 and five-year warrants to purchase 203,124 shares of our common stock at $4.50 per share. This issuance was exempt from registration under Section 4(2) of the Act and Regulation D promulgated thereunder.

ITEM 27. EXHIBITS

Exhibit     Description

2.1 Asset Purchase Agreement dated as of July 30, 2004 by and among Vibrant Health International, Optigenex Acquisition Corp., Thomas H. McAdam and Optigenex Inc. (1)
2.2 Certificate of Ownership and Merger of Vibrant Health International into Optigenex Merger Inc. (1)
2.3 Asset Purchase Agreement dated November 6, 2003 by and among Optigenex Inc. CampaMed LLC, the Pero Family Limited Partnership, Ronald W. Pero, Michael W. Moers, Gerald E. Morris, Oxigene, Inc.,
            E. Gerald Kay, Allen Williams and Anthony Worth (2)
3.1         Certificate of Incorporation (1)
3.2         Bylaws (1)
4.1         Form of Callable Secured Convertible Note (3)
4.2         Form of Stock Purchase Warrant (3)
4.3         Non-Qualified Employee Stock Option Plan (2)
5.1         Opinion of Sichenzia Ross Friedman Ference LLP*
10.1 Service Agreement dated as of October 1, 2004 by and between Communications Policy and Management Corporation and Optigenex Inc.
            (4)
10.2 Employment Agreement dated as of April 10, 2003 by and between Kronogen Sciences Inc. (predecessor to Old Optigenex) and Richard Serbin. (5)
10.3 Employment Agreement dated as of April 10, 2003 by and between Kronogen Sciences Inc. (predecessor to Old Optigenex) and William Walters. (5)

10.4 Employment Agreement dated as of April 4, 2003 between Kronogen Sciences Inc. (predecessor to Old Optigenex) and Dr. Vincent C. Giampapa. (5)
10.5 Employment Agreement dated as of June 15, 2004 by and between Old Optigenex and Joseph W. McSherry. (5)
10.6 Employment Agreement dated as of August 16, 2004 by and between Optigenex Inc. and Anthony Bonelli. (5)
10.7        Optigenex Inc. 2004 Incentive Stock Plan (5)
10.8 Exclusive License dated April 4, 2003 by and among The Giampapa Institute for Anti-Aging Medical Therapy and Dr. Vincent C. Giampapa (collectively as licensor) and Optigenex Inc. (f/k/a Kronogen Sciences Inc.) (as licensee) (2)
10.9 Securities Purchase Agreement, dated August 31, 2005, by and among Optigenex, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC. (3)
10.10 Registration Rights Agreement, dated August 31, 2005, by and among Optigenex, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC. (3)
10.11 Security Agreement, dated as of August 31, 2005, by and among Optigenex, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC. (3)
10.12 Intellectual Property Security Agreement, dated August 31, 2005, by and among Optigenex, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC. (3)
23.1        Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit
            5.1)
23.2        Consent of Goldstein Golub Kessler LLP **

----------
      (1)   Incorporated by reference to our Form 8-K filed on August 12, 2004
      (2) Incorporated by reference to Annual Report on Form 10-KSB for the year ended December 31, 2004
      (3) Incorporated by reference to Current Report on Form 8-K filed September 7, 2005
      (4) Incorporated by reference to Current Report on Form 8-K filed October 7, 2004
      (5) Incorporated by reference to our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004


      *     Previously filed.


      **    Filed herewith

ITEM 28. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes to:

      (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City on this 22nd day of December, 2005.


                                        OPTIGENEX, INC.


                                        By: /s/ Anthony Bonelli
                                        -----------------------
                                        Anthony Bonelli

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony Bonelli his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                    Title                                              Date

/s/ Anthony Bonelli          President, Chief Executive Officer                 December 22, 2005
    --------------------     and Director (Principal Executive Officer)
    Anthony Bonelli

/s/ Joseph McSherry          Chief Financial Officer                            December 22, 2005
    --------------------     (Principal Financial and Accounting Officer)
    Joseph McSherry

/s/ William Walters          Chairman of the Board                              December 22, 2005
    --------------------
    William Walters

/s/ James Favia              Director                                           December 22, 2005
    --------------------
    James Favia

/s/ Kenji Kitatani           Director                                           December 22, 2005
    --------------------
    Kenji Kitatani

/s/ Michael Mullarkey        Director                                           December 22, 2005
    --------------------
    Michael Mullarkey

                                INDEX TO EXHIBITS

Exhibit     Description

2.4 Asset Purchase Agreement dated as of July 30, 2004 by and among Vibrant Health International, Optigenex Acquisition Corp., Thomas H. McAdam and Optigenex Inc. (1)
2.5 Certificate of Ownership and Merger of Vibrant Health International into Optigenex Merger Inc. (1)
2.6 Asset Purchase Agreement dated November 6, 2003 by and among Optigenex Inc. CampaMed LLC, the Pero Family Limited Partnership, Ronald W. Pero, Michael W. Moers, Gerald E. Morris, Oxigene, Inc.,
            E. Gerald Kay, Allen Williams and Anthony Worth (2)
3.1         Certificate of Incorporation (1)
3.3         Bylaws (1)
4.4         Form of Callable Secured Convertible Note (3)
4.5         Form of Stock Purchase Warrant (3)
4.6         Non-Qualified Employee Stock Option Plan (2)
5.1         Opinion of Sichenzia Ross Friedman Ference LLP*
10.13 Service Agreement dated as of October 1, 2004 by and between Communications Policy and Management Corporation and Optigenex Inc.
            (4)
10.14 Employment Agreement dated as of April 10, 2003 by and between Kronogen Sciences Inc. (predecessor to Old Optigenex) and Richard Serbin. (5)
10.15 Employment Agreement dated as of April 10, 2003 by and between Kronogen Sciences Inc. (predecessor to Old Optigenex) and William Walters. (5)
10.16 Employment Agreement dated as of April 4, 2003 between Kronogen Sciences Inc. (predecessor to Old Optigenex) and Dr. Vincent C. Giampapa. (5)
10.17 Employment Agreement dated as of June 15, 2004 by and between Old Optigenex and Joseph W. McSherry. (5)
10.18 Employment Agreement dated as of August 16, 2004 by and between Optigenex Inc. and Anthony Bonelli. (5)
10.19       Optigenex Inc. 2004 Incentive Stock Plan (5)
10.20 Exclusive License dated April 4, 2003 by and among The Giampapa Institute for Anti-Aging Medical Therapy and Dr. Vincent C. Giampapa (collectively as licensor) and Optigenex Inc. (f/k/a Kronogen Sciences Inc.) (as licensee) (2)
10.21 Securities Purchase Agreement, dated August 31, 2005, by and among Optigenex, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC. (3)
10.22 Registration Rights Agreement, dated August 31, 2005, by and among Optigenex, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC. (3)
10.23 Security Agreement, dated as of August 31, 2005, by and among Optigenex, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC. (3)
10.24 Intellectual Property Security Agreement, dated August 31, 2005, by and among Optigenex, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC. (3)
23.1        Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit
            5.1) *
23.2        Consent of Goldstein Golub Kessler LLP **

----------
      (1)   Incorporated by reference to our Form 8-K filed on August 12, 2004
      (2) Incorporated by reference to Annual Report on Form 10-KSB for the year ended December 31, 2004
      (3) Incorporated by reference to Current Report on Form 8-K filed September 7, 2005
      (4) Incorporated by reference to Current Report on Form 8-K filed October 7, 2004
      (5) Incorporated by reference to our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004


      *     Previously filed.


      **    Filed herewith